UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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NIKE, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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To Our Shareholders:
You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, on Thursday, September 22, 2016, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.
The meeting will consist of a brief presentation followed by the business items listed on the attached notice.
Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.
Sincerely,

Mark G. Parker
Chairman of the Board
July 25, 2016

Notice of Annual Meeting of Shareholders

September 22, 2016

To the Shareholders of NIKE, Inc.

The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Thursday, September 22, 2016, at 10:00 A.M., at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, for the following purposes:

1.     To elect the 12 directors named in the accompanying proxy statement for the ensuing year.

2.     To approve executive compensation by an advisory vote.

3.     To approve an amendment to the NIKE, Inc. Employee Stock Purchase Plan to increase the number of shares authorized under the plan.

4.     To consider a shareholder proposal regarding political contributions disclosure as described in the accompanying proxy statement, if properly presented at the meeting.

5.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

6.    To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 22, 2016, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present your proxy, voter instruction card, or meeting notice for admission.

By Order of the Board of Directors,

John F. Coburn III Vice President and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on September 22, 2016. The proxy statement and NIKE, Inc.’s 2016 Annual Report to Shareholders are available electronically at www.investorvote.com or www.proxyvote.com, for registered and beneficial owners, respectively.

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or online following the instructions on the proxy.

CORPORATE GOVERNANCE
Proxy Statement

Proxy Statement

We are furnishing proxy materials to our shareholders primarily via the Internet by mailing a Notice of Internet Availability of Proxy Materials, or “Notice”, instead of mailing printed copies of those materials to each shareholder. The Notice directs shareholders to a website where they can access our proxy materials, including our proxy statement and our annual report, and view instructions on how to vote via the Internet or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to these materials electronically unless you elect otherwise.
The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 22, 2016, and at any adjournment thereof (the “Annual Meeting”). Our principal executive offices are located at One Bowerman Drive, Beaverton, Oregon 97005-6453. This proxy statement is first being made available to shareholders on or about August 4, 2016. Shareholders may submit a proxy to vote at the Annual Meeting by following the instructions on the Notice, via the Internet, by telephone, or (if they have received paper copies of the proxy materials) by returning a proxy card.
The Company will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.
Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in such proxies. Where no instructions are given, shares will be voted “FOR” the election of each of the named nominees for director (Proposal 1), “FOR” the proposal regarding an advisory vote to approve executive compensation (Proposal 2), “FOR” the amendment of the NIKE, Inc. Employee Stock Purchase Plan to increase the number of shares authorized under the plan (Proposal 3), “AGAINST” the shareholder proposal regarding political contributions (Proposal 4), and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm (Proposal 5).
A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Vice President and Corporate Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

Voting Securities and Vote Required

Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”) at the close of business on July 22, 2016 will be entitled to vote at the Annual Meeting. On that date, 329,251,752 shares of Class A Stock and 1,348,661,333 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.
Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting.
A majority of the votes entitled to be cast on Proposal 1, the election of directors, by each of Class A Stock and Class B Stock separately constitutes a quorum of Class A Stock and Class B Stock, respectively, for action on Proposal 1. The holders of Class A Stock and the holders of Class B Stock will vote separately on Proposal 1. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect nine directors. Under Oregon law, if a quorum of each class of common stock is present at the meeting, the three director nominees who receive the greatest number of votes cast by holders of Class B Stock and the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock will be elected directors.
A majority of the votes entitled to be cast on Proposals 2, 3, 4 and 5 by both Class A Stock and Class B Stock together constitutes a quorum for action on those proposals. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposal 2, 3, 4 and 5. If a quorum is present at the meeting, Proposals 2, 3, 4 and 5 will be approved if the votes cast in favor of the proposal exceeds the votes cast against the proposal.
Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists. Abstentions and broker non-votes are not included as votes cast and will not affect the outcome of any of the proposals. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the shareholder’s behalf.

NIKE, INC.•2016 Notice of Annual Meeting 1

CORPORATE GOVERNANCE
Board of Directors

CORPORATE GOVERNANCE
Board of Directors

The Board of Directors is currently composed of nine independent directors and three directors who are not independent under the New York Stock Exchange (the “NYSE”) listing rules. During fiscal 2016, there were five meetings of the Board and all directors attended at least 75 percent of the total number of meetings of the Board and committees on which he or she served. The Company encourages all directors to attend each annual meeting of shareholders, and all directors serving at the time of the 2015 Annual Meeting attended the 2015 Annual Meeting.

Board Committees

The Board’s current standing committees are an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Corporate Responsibility and Sustainability Committee, and an Executive Committee. The Board may also appoint other committees from time to time. Each standing committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s corporate website (http://investors.nike.com) and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453.
The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling conflicts make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during fiscal 2016, but took action pursuant to written consent resolutions.
The Audit Committee is responsible for the engagement or discharge of the independent registered public accountants, reviews and approves services provided by the independent registered public accountants, and reviews with the independent registered public accountants the scope and results of their annual audit of the Company’s consolidated financial statements and any recommendations they may have. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, the Company’s policies concerning financial reporting and business practices, and the Company’s information security and data protection procedures. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards and applicable regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Graf is an “audit committee financial expert” as defined in regulations adopted by the SEC.
The Compensation Committee evaluates the performance of the Chief Executive Officer (“CEO”), oversees the performance evaluations of our other Named Executive Officers, and recommends their compensation for approval by the independent members of the Board (other than the incentive compensation approved solely by the Compensation Committee as described below). The Compensation Committee also grants equity incentive awards under the NIKE, Inc. Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan. The Committee also makes recommendations to the Board regarding other executive incentive compensation arrangements and profit sharing plan contributions. The Board has determined that each member of the Compensation Committee meets all applicable independence requirements under the NYSE listing standards.
The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends director nominees for election at each annual shareholder meeting, and develops and recommends corporate governance guidelines and standards for business conduct and ethics. The Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations to the Board concerning the structure and membership of the other Board committees. The Board has determined that each member of the Nominating and Corporate Governance Committee meets all applicable independence requirements under the NYSE listing standards.
The Finance Committee reviews the Company’s annual operating budget and recommends approval to the Board, considers long-term financing options, long-range tax, financial regulatory and foreign currency issues facing the Company, and management recommendations concerning capital deployment strategy, major capital expenditures and material acquisitions or divestitures.
The Corporate Responsibility and Sustainability Committee reviews significant strategies, activities and policies regarding sustainability (including labor practices), community impact and charitable activities, and makes recommendations to the Board.

The table below provides information regarding the current membership of each standing Board committee and meetings held during fiscal 2016:

NIKE, INC.•2016 Notice of Annual Meeting 2

CORPORATE GOVERNANCE
Board of Directors

Director Name	Audit	Compensation	Nominating and Corporate Governance	Corporate Responsibility and Sustainability	Finance	Executive
Elizabeth J. Comstock		✓			✓
John G. Connors	✓				Chair
Timothy D. Cook		Chair	✓
John J. Donahoe	✓		✓		✓
Alan B. Graf, Jr.	Chair		✓
Philip H. Knight*						Chair
Travis A. Knight				✓		✓
John C. Lechleiter		✓	Chair		✓
Mark G. Parker**						✓
Michelle A. Peluso	✓			✓
Johnathan A. Rodgers		✓		✓
John R. Thompson, Jr.				✓
Phyllis M. Wise			✓	Chair
Meetings in Fiscal 2016	11	6	3	4	5	-
* Effective June 30, 2016, Mr. Philip Knight retired from the Board.
** Effective June 30, 2016, Mr. Parker was appointed Chairman of the Board and Chair of the Executive Committee.

Director Independence

Pursuant to NYSE rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Board affirmatively determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board has determined that the following directors who served during fiscal 2016 - Elizabeth J. Comstock, John G. Connors, Timothy D. Cook, John J. Donahoe II, Alan B. Graf, Jr., Douglas G. Houser, John C. Lechleiter, Michelle A. Peluso, Johnathan A. Rodgers, Orin C. Smith, and Phyllis M. Wise - have no material relationship with the Company and, therefore, are independent. Messrs. Philip Knight, Travis Knight, Parker, and Thompson were not independent pursuant to the NYSE rules. Messrs. Philip Knight and Parker were not independent pursuant to the NYSE rules because they were both executive officers of the Company during fiscal 2016. Mr. Travis Knight was not independent pursuant to NYSE rules because he is the son of NIKE’s co-founder and former Chairman of the Board, Mr. Philip Knight, who currently serves the Company as Chairman Emeritus. Mr. Thompson was not independent pursuant to NYSE rules because the Company has a contract with his son, John Thompson III, who is the head basketball coach at Georgetown University, to provide endorsement and consulting services to the Company. The compensation paid to Messrs. Philip Knight and John Thompson III is described under “Transactions with Related Persons” below.

Director Nominations

The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o John F. Coburn III, Vice President and Corporate Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.

NIKE, INC.•2016 Notice of Annual Meeting 3

CORPORATE GOVERNANCE
Board of Directors

The Board of Directors has adopted qualification standards for the selection of non-management nominees for director, which can be found at our corporate website: http://investors.nike.com. As provided in these standards and the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, distinguished business experience or other non-business achievements; education; significant knowledge of international business, finance, marketing, technology, law, or other fields which are complementary to, and balance the knowledge of, other Board members; a desire to represent the interests of all shareholders; independence; character; ethics; good judgment; diversity; and ability to devote substantial time to discharge Board responsibilities.
The Nominating and Corporate Governance Committee identifies qualified potential candidates without regard to their age, gender, race, national origin, sexual orientation, or religion. While the Board has no policy regarding Board member diversity, the Nominating and Corporate Governance Committee considers and discusses diversity in selecting director nominees and in the re-nomination of an incumbent director. The Committee views diversity broadly, including gender, ethnicity, differences of viewpoint, geographic location, skills, education, and professional and industry experience, among others. The Board believes that a variety and balance of perspectives on the Board can result in more thoughtful deliberations.
In considering the re-nomination of an incumbent director, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills, experience or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Nominating and Corporate Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full Committee. With respect to new director candidates who pass the initial screening, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board. The final decision to either appoint a candidate to fill a vacancy between annual meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board.
It is the general policy of the Board that directors first elected after the fiscal year ended May 31, 1993 will not stand for re-election after reaching the age of 72.

Shareholder Communications with Directors

Shareholders or interested parties desiring to communicate directly with the Board of Directors, with the non-management directors or with any individual director may do so in writing addressed to the intended recipient or recipients, c/o John F. Coburn III, Vice President and Corporate Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

Board Leadership Structure

NIKE’s governance documents provide the Board of Directors with flexibility to select the appropriate leadership structure of the Company. In determining the leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s shareholders. In 2004, the Board chose to separate the position of Chairman of the Board from the position of President and CEO, although this was not a permanent policy of the Board. On June 30, 2016, the Company announced that the Chairman, Mr. Philip Knight, retired from the Board and that the Board appointed Mr. Mark Parker, the Company’s President and CEO since 2006, to the additional position of Chairman of the Board. As Chairman, he presides over meetings of the Board and shareholders. As President and CEO, Mr. Parker is in charge of the general supervision, direction, and control of the business and affairs of the Company, subject to the overall direction and supervision of the Board and its committees. This is the completion of the planned transition that was initiated over a year ago.

Given Mr. Philip Knight’s retirement and, as the Company’s President and CEO since 2006, Mr. Parker’s unique knowledge of the Company’s business, particular experience, talent and tenure, the Board believes this leadership structure is appropriate for the Company. This structure permits Mr. Parker, by serving as both Chairman and CEO, to draw on his knowledge of the operations of the business, industry developments, customers, shareholders and employees in providing leadership on the broad strategic issues considered by the Board.
The Nominating and Corporate Governance Committee has determined that given the appointment of Mr. Parker as Chairman in addition to his positions of President and CEO, a lead independent director should be appointed to ensure strong independent leadership of the Board. On June 30, 2016, the Company announced that the Board appointed Mr. Tim Cook, CEO of Apple, Inc., as Lead Independent Director of the Board to serve for a term of three years. As Lead Independent Director, Mr. Cook will:

•	serve as a liaison between the Chairman and the independent directors;

•	approve the meeting agendas for the Board;

•	advise the Chairman/CEO regarding the sufficiency, quality, quantity and timeliness of information provided to the Board;

•	ensure that meeting schedules permit sufficient time for discussion of all agenda items;

•	be available for consultation and direct communication with major shareholders, if requested;

•	preside at meetings of the Board at which the Chairman/CEO is not present, including executive sessions; and

•	perform other duties specified in the Lead Independent Director Charter.
The chairs of Board committees also play an active role in the leadership structure of the Board. The Nominating and Corporate Governance Committee and the Board endeavor to select independent committee chairs who will provide strong leadership to guide the important work of the Board committees. Committee chairs work with the Company’s senior executives to ensure the committees are discussing the key strategic risks and opportunities for the Company. In the absence of a lead independent director, a presiding director is appointed to chair executive sessions of non-management directors (consisting of all directors other than Mr. Parker). The position of presiding director is rotated among the chairs of the various Board committees, other than the Executive Committee. Executive sessions are regularly scheduled and held at least once each year.

NIKE, INC.•2016 Notice of Annual Meeting 4

CORPORATE GOVERNANCE
Board of Directors

The Board also believes that it will benefit from the valuable experience and insights of the former Chairman of the Board. Accordingly, the Board has appointed Mr. Philip Knight to the position of Chairman Emeritus, with a standing invitation to attend meetings of the Board and its committees as a non-voting observer.
For all of these reasons, the Board believes this leadership structure is optimal.

The Board’s Role in Risk Oversight

While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board of Directors takes an active role in the oversight of the management of critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of NIKE’s business strategy. The Board recognizes it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its strategic objectives.
The Board implements its risk oversight function both as a whole and through committees, which play a significant role in carrying out risk oversight. While the Audit Committee is responsible for oversight of management’s risk management policies, oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in the committee charters. In particular:

•
The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, legal matters, information security, and data protection. The Committee oversees the internal audit function, reviews a risk-based plan of internal audits, and reviews a risk-based integrated audit of internal controls over financial reporting. The Committee meets separately with each of the Vice President of Corporate Audit, representatives of the independent registered public accountants, and senior management.

•	The Compensation Committee oversees risks and rewards associated with the Company’s compensation philosophy and programs, management succession plans, and executive development.

•
The Finance Committee oversees financial matters and risks relating to budgeting, investments, access to capital, capital deployment, acquisitions and divestitures, currency risk and hedging programs, and significant capital projects.

•
The Corporate Responsibility and Sustainability Committee oversees issues that involve reputational risk to the Company, including community engagement, and sustainability innovation relating to the Company’s products, its supply chain, including labor practices, and the environment.

•
The Nominating and Corporate Governance Committee oversees risks associated with company governance, including NIKE’s code of business conduct and its ethics, compliance programs, and the structure and performance of the Board and its committees.

Each committee chair works with the senior executive assigned to assist the committee to develop agendas for the year and for each meeting, paying particular attention to areas of business risk identified by management, Board members, internal and external auditors, and in their committee charter, and to schedule agenda topics, presentations, and discussions periodically regarding business risks within their area of responsibility. At meetings, the committees discuss areas of business risk, the potential impact, and management’s initiatives to manage business risk, often within the context of important business decisions. Through this process key business risk areas are reviewed at appropriate times, with some topics reviewed on several occasions throughout the year. At every Board meeting each committee chair provides a report to the full Board outlining its discussions and actions, including those affecting the oversight of various risks.
The Company believes its leadership structure, discussed in detail above, supports the risk oversight function of the Board. Strong directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.

Code of Business Conduct and Ethics

The NIKE Code of Ethics (“Ethics Code”) is available at the Company’s corporate website (http://investors.nike.com) and will be provided in print without charge to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Ethics Code applies to all of the Company’s employees and directors, including our chief executive officer, senior financial officers, and all other officers. The Ethics Code provides that any waiver of the Ethics Code may be made only by the Board. Any such waiver in favor of a director or executive officer will be publicly disclosed. The Company plans to disclose amendments to, and waivers from, the Ethics Code on the Company’s corporate website: http://investors.nike.com.

NIKE, INC.•2016 Notice of Annual Meeting 5

CORPORATE GOVERNANCE
PROPOSAL 1

Proposal 1	Election of Directors

A Board of 12 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2015 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.
Mr. Alan B. Graf, Jr., Ms. Michelle A. Peluso, and Dr. Phyllis M. Wise are nominated by the Board of Directors for election by the holders of Class B Stock. The other nine nominees are nominated by the Board for election by the holders of Class A Stock.
Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board.
The Bylaws and the Corporate Governance Guidelines of the Company provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee will recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.
Background information on the nominees as of July 22, 2016, including some of the attributes that led to their selection, appears below. The Nominating and Corporate Governance Committee has determined that each director meets the qualification standards described in the section entitled “Director Nominations” above. In addition, the Board firmly believes that the experience, attributes, and skills of any single director should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

Nominees for Election by Class A Shareholders

Elizabeth J. Comstock

Ms. Comstock, 55, a director since 2011, is Vice Chair of General Electric Company (“GE”). Ms. Comstock oversees new growth and innovation and leads the new energy company, Current, as well as GE Lighting, GE Ventures & Licensing and the sales and marketing functions. At GE, she was appointed Vice President, Communications, NBC News Communications in 1994, Senior Vice President, NBC Corporate Communications in 1996, Vice President of Corporate Communications in 1998, Corporate Vice President and Chief Marketing Officer in 2003, President, NBC Universal Integrated Media in 2006, and Senior Vice President and Chief Marketing Officer in 2008. Prior to joining GE in 1994, Ms. Comstock held a succession of positions at NBC, CBS, and Turner Broadcasting. Ms. Comstock is a trustee of the Smithsonian’s Cooper-Hewitt National Design Museum. Ms. Comstock was selected to serve on the Board because her broad experience in, and understanding of, media, marketing, and innovation aligns well with the Company’s business model, which involves a great deal of each.

John G. Connors

Mr. Connors, 57, a director since 2005, is a partner in Ignition Partners LLC, a Seattle-area venture capital firm. Mr. Connors served as Senior Vice President and Chief Financial Officer of Microsoft Corporation from December 1999 to May 2005. He joined Microsoft in 1989 and held various management positions, including Corporate Controller from 1994 to 1996, Chief Information Officer from 1996 to 1999, and Vice President, Worldwide Enterprise Group in 1999. Mr. Connors is currently a member of the board of directors of Splunk, Inc. and privately held companies Chef, Inc., Motif Investing, Inc., FiREapps, Inc., ICERTIS, Inc., Tempered Networks Inc., Azuqua, Inc., DataSphere Technologies, Inc., the Washington Policy Center, and the University of Washington Tyee Club. Mr. Connors was selected to serve on the Board because his experience and skills in accounting, financial leadership, venture capital, technology, and international operations enable him to make valuable contributions to NIKE’s Audit Committee and Finance Committee.

NIKE, INC.•2016 Notice of Annual Meeting 6

CORPORATE GOVERNANCE

Timothy D. Cook

Mr. Cook, 55, a director since 2005, is the Lead Independent Director of the Board of Directors of the Company and is the Chief Executive Officer of Apple, Inc. Mr. Cook joined Apple in March 1998 as Senior Vice President of Worldwide Operations and also served as its Executive Vice President, Worldwide Sales and Operations and Chief Operating Officer. Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation from 1997 to 1998. Previous to his work at Compaq, Mr. Cook served in the positions of Senior Vice President Fulfillment and Chief Operating Officer of the Reseller Division at Intelligent Electronics from 1994 to 1997. Mr. Cook also worked for International Business Machines Corporation from 1983 to 1994, most recently as Director of North American Fulfillment. Mr. Cook is currently a member of the Board of Directors of the National Football Foundation and Apple, Inc. Mr. Cook was selected to serve on the Board because his operational executive experience and his knowledge of technology, marketing, and international business allow him to provide the Board with valuable perspectives and insights.

John J. Donahoe II

Mr. Donahoe, 56, a director since June 2014, is Chairman of PayPal Holdings, Inc. From 2008 through 2015, Mr. Donahoe served as President and Chief Executive Officer of eBay, Inc. (“eBay”), provider of the global eBay.com online marketplace and PayPal digital payments platform. Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, responsible for eBay’s global e-Commerce businesses, and was appointed President and Chief Executive Officer in 2008. He has also served on eBay’s Board of Directors since 2008. Prior to joining eBay, Mr. Donahoe was the Chief Executive Officer and Worldwide Managing Director of Bain & Company from 1999 to 2005, and a Managing Director from 1992 to 1999. Mr. Donahoe also serves on the Board of Directors of Intel Corporation and is a member of the President’s Export Council. Mr. Donahoe was selected to serve on the Board because his experience in executive and financial management, strategic planning, branding, technology, and digital commerce, allow him to provide valued perspectives on each of these areas of the Company’s business.

Travis A. Knight
Mr. Knight, 42, a director since June 2015, is the President and Chief Executive Officer of the animation studio, LAIKA, LLC, which specializes in feature-length films. He has been involved in all principal creative and business decisions at LAIKA since its founding in 2003, serving in successive management positions as Lead Animator, Vice President of Animation, and then as President and Chief Executive Officer in 2009. Mr. Knight has served as Producer and Lead Animator on Academy Award-nominated feature-length films The Boxtrolls (2014) and ParaNorman (2012, for which he won an Annie Award for Outstanding Achievement in Character Animation), and Lead Animator for Coraline (2009). Prior to his work at LAIKA, Mr. Knight held various animation positions at Will Vinton Studios from 1998 to 2002, as a stop-motion animator for television series, commercials, and network promotions. He has been recognized for his work on the Emmy Award-winning stop-motion animated television series The PJs. Mr. Knight serves on the Board of Directors of LAIKA, LLC. He is the son of NIKE’s co-founder and former Chairman of the Board, Mr. Philip Knight, who is currently serves as Chairman Emeritus. In addition, Mr. Travis Knight has a significant role in the management of the Class A shares owned by Swoosh, LLC, strengthening the alignment of the Board with the interests of NIKE shareholders.

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PROPOSAL 1

John C. Lechleiter

Dr. Lechleiter, 62, a director since 2009, is Chairman of the Board, President, and Chief Executive Officer of Eli Lilly and Company (“Lilly”). He has served as President and Chief Executive Officer since April 1, 2008. He has been a member of Lilly’s board of directors since 2005 and was named Chairman on January 1, 2009. Dr. Lechleiter began work at Lilly as a senior organic chemist in Lilly’s process research and development division in 1979 and became head of that department in 1982. He later held roles in project management, regulatory affairs, product development, and pharmaceutical operations. He was named President and Chief Operating Officer in 2005. He is a member of the American Chemical Society. He serves on the board of Pharmaceutical Research and Manufacturers of America. He also serves as Chairman of the U.S.-Japan Business Council and of United Way Worldwide, and on the boards of the Chemical Heritage Foundation, the Central Indiana Corporate Partnership, and Ford Motor Company. Dr. Lechleiter was selected to serve on the Board because his operational executive experience and his knowledge of science, marketing, management, and international business allow him to provide the Board with significant contributions in those strategic areas.

Mark G. Parker

Mr. Parker, 60, is Chairman of the Board of Directors of the Company, and has served as President and Chief Executive Officer and a director since 2006. He was named Chairman of the Board on June 30, 2016. He has been employed by NIKE since 1979 with primary responsibilities in product research, design and development, marketing, and brand management. Mr. Parker was appointed divisional Vice President in charge of product development in 1987, corporate Vice President in 1989, General Manager in 1993, Vice President of Global Footwear in 1998, and President of the NIKE Brand in 2001. He has extensive knowledge and experience regarding Company operations, sports marketing, manufacturing, research, design, development, and management, and is an effective leader of NIKE. His position as Chief Executive Officer makes his position as Chairman of the Board critical.

Johnathan A. Rodgers

Mr. Rodgers, 70, a director since 2006, is a retired broadcast and cable television executive. Mr. Rodgers retired as the founding President and Chief Executive Officer of TV One, LLC in July 2011. Prior to joining TV One, LLC in March 2003, Mr. Rodgers was President of the Discovery Networks from 1996 to 2003. Prior to his work at Discovery Communications, Mr. Rodgers had a 20-year career at CBS, Inc. where he held a variety of executive positions, including President, CBS Television Stations Division and CBS News Executive Producer. Mr. Rodgers is currently a member of the Board of Directors of Comcast Corporation. Mr. Rodgers previously served as a director of Procter & Gamble. Mr. Rodgers has been inducted into both the Advertising Hall of Fame and the Broadcasting and Cable Hall of Fame. Mr. Rodgers was selected to serve on the Board because his experience and knowledge in media, broadcasting, and telecommunications, his skills in executive leadership, and his knowledge of multicultural media allows him to provide valuable insights to the Board regarding corporate responsibility, diversity, compensation, and marketing.

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John R. Thompson, Jr.

Mr. Thompson, 74, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He hosted a sports radio talk show in Washington, D.C. for 13 years, and is a nationally broadcast sports analyst for Turner Network Television (TNT) and Dial Global, Inc. He serves as Assistant to the President of Georgetown University for Urban Affairs and he is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors. Mr. Thompson has honorary doctorate degrees from Wheeling Jesuit University, Georgetown University, University of the District of Columbia, and St. Peter’s College. Mr. Thompson was selected to serve on the Board because his extensive experience and knowledge of education, college and professional sports, media, broadcasting, and knowledge of urban issues allow him to provide valuable insights to the Board regarding sports marketing, corporate responsibility and diversity.

Board Recommendation

The Board of Directors recommends that the Class A Shareholders vote FOR the election of nominees above to the Board of Directors.

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CORPORATE GOVERNANCE
PROPOSAL 1

Nominees for Election by Class B Shareholders

Alan B. Graf, Jr.

Mr. Graf, 62, a director since 2002, is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998, and is a member of FedEx Corporation’s Executive Committee. Mr. Graf joined FedEx Corporation in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. He previously served on the board of directors of Kimball International Inc., Storage USA, Inc., and Arkwright Mutual Insurance Co., and he is currently a director of Mid-America Apartment Communities, Inc., Methodist Le Bonheur Healthcare, and the Indiana University Foundation. Mr. Graf was selected to serve on the Board because his experience and skills in auditing, accounting, financial management, executive leadership, and international operations enable him to effectively lead NIKE’s Audit Committee, serving as its Chair and financial expert, and the Nominating and Corporate Governance Committee.

Michelle A. Peluso

Ms. Peluso, 44, a director since April 2014, is a Venture Partner at Technology Crossover Ventures. She served as Chief Executive Officer of online shopping destination Gilt Groupe, Inc. (“Gilt”) from 2013 until its sale to Hudson’s Bay Company in February 2016, and was on Gilt’s board of directors from 2009 to 2016. Prior to joining Gilt in 2013, she served as Global Consumer Chief Marketing and Internet Officer of Citigroup Inc. from 2009 to 2013, and from 2002 to 2009, Ms. Peluso held senior management positions at Travelocity.com LP, being appointed Chief Operating Officer in 2003, and President and Chief Executive Officer in December 2003. Prior to joining Travelocity, in 1999 she founded Site59, an online travel site, serving as its Chief Executive Officer until its acquisition by Travelocity in 2002. Ms. Peluso was a director of OpenTable, Inc. from 2008 to 2012 and is a director of the nonprofit Technosense. Ms. Peluso was selected to serve on the Board because of her extensive experience in, and understanding of, online retail, marketing, branding, and digital connections with consumers, which are integral components of the Company’s growth strategy.

Phyllis M. Wise

Dr. Wise, 71, a director since 2009, is currently a faculty member at the University of Illinois, at Urbana-Champaign, where she was Chancellor from 2011-2015. She was appointed assistant professor at the University of Maryland School of Medicine in 1976. Dr. Wise became a professor and chair of the department of physiology at the University of Kentucky in 1993, and was appointed dean of the division of biological sciences and distinguished professor of neurobiology at the University of California-Davis in 2002. In 2005, she was appointed Provost and Vice President for Academic Affairs at the University of Washington, and served as Provost and Executive Vice President from 2007 to 2010, and interim President until July 2011. During her tenure, she led the establishment of the College of the Environment, the mission of which is to provide solutions to developing a sustainable healthy environment through research and teaching. Dr. Wise has a doctorate in zoology from the University of Michigan and an honorary doctorate from Swarthmore College and the University of Birmingham (UK), and she is an elected member of the Institute of Medicine and the American Academy of Arts and Sciences. Dr. Wise is currently a member of the Board of Directors of RAND Health and the Robert Wood Johnson Foundation Board of Directors, as well as the First Busey Bank Board of Directors. Dr. Wise was selected to serve on the Board because her extensive experience in medical science, health, higher education, and societal issues allow her to provide valuable contributions to the Board’s deliberations of strategic importance.

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CORPORATE GOVERNANCE

Board Recommendation

The Board of Directors recommends that the Class B Shareholders vote FOR the election of nominees above to the Board of Directors.

Director Compensation for Fiscal 2016

Name	Fees Earned or Paid in Cash ($)	Equity Award (1)(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)($)	All Other Compensation (4) ($)	Total ($)
Elizabeth J. Comstock	85,000	160,110	—	21,982	267,092
John G. Connors	97,033	160,110	—	21,982	279,125
Timothy D. Cook	95,000	160,110	—	21,982	277,092
John J. Donahoe II	88,516	160,110	—	21,982	270,608
Alan B. Graf, Jr.	107,967	160,110	—	1,982	270,059
Douglas G. Houser	25,220	—	304	521,093	546,617
Travis A. Knight (5)	78,302	320,196	—	3,346	401,844
John C. Lechleiter	92,033	160,110	—	21,982	274,125
Michelle A. Peluso	90,000	160,110	—	19,982	270,092
Johnathan A. Rodgers	85,000	160,110	—	21,982	267,092
Orin C. Smith	29,671	—	—	521,207	550,878
John R. Thompson, Jr.	67,000	160,110	—	44,316	271,426
Phyllis M. Wise	95,000	160,110	—	21,982	277,092

(1)
Represents the grant date fair value of restricted stock awards granted in fiscal 2016 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of our Class B Stock on the grant date. As of May 31, 2016, non-employee directors held the following numbers of shares of unvested restricted stock: Ms. Comstock, 2,778; Mr. Connors, 2,778; Mr. Cook, 2,778; Mr. Donahoe, 2,778; Mr. Graf, 2,778; Mr. Travis Knight, 5,742; Dr. Lechleiter, 2,778; Ms. Peluso, 2,778; Mr. Rodgers, 2,778; Mr. Thompson, 2,778; and Dr. Wise, 2,778.

(2)
As of May 31, 2016, non-employee directors held outstanding options for the following numbers of shares of our Class B Stock: Ms. Comstock, 90,000; Mr. Connors, 90,000; Mr. Cook, 90,000; Dr. Lechleiter, 126,000; Mr. Rodgers, 178,000; Mr. Smith, 90,000; Mr. Thompson, 14,000; and Dr. Wise, 110,000.

(3)
Represents above-market earnings credited during fiscal 2016 to the account of Mr. Houser under our prior Executive Deferred Compensation Plan adopted in 1983 (the “1983 DCP”). While deferrals under the 1983 DCP were discontinued in 1990, earnings have continued to accrue on the 1983 DCP account balances. Under the terms of the 1983 DCP, Mr. Houser received a guaranteed return equal to the current monthly rate of Moody’s seasoned corporate bonds index, plus 4%, which paid an average interest rate of 8.54% in fiscal 2016.

(4)
Includes medical and life insurance premiums paid by us of $22,334 for Mr. Thompson. Also includes matched contributions to charities in the following amounts: Ms. Comstock, Messrs. Connors, Cook, Donahoe, Houser, Rodgers, Smith, and Thompson, and Drs. Wise and Lechleiter, $20,000 and Ms. Peluso, $18,000. Also includes the annual costs of payments to charitable institutions in a director’s name upon retirement from the Board in the following amounts: Messrs. Houser and Smith, $500,000. Also includes dividends paid on restricted stock in the following amounts: $1,982 for Mses. Comstock and Peluso, Messrs. Connors, Cook, Donahoe, Graf, Rodgers, and Thompson, and Drs. Lechleiter and Wise; $3,346 for Mr. Travis Knight; and $1,093 for Messrs. Houser and Smith.

(5)	Mr. Travis Knight was appointed to the Board of Directors on June 30, 2015. In addition to the items described above, his compensation includes an initial restricted stock award valued at $160,086.

Director Fees and Arrangements

Under our standard director compensation program in effect for fiscal 2016, non-employee directors annually receive:

•	An annual retainer of $85,000, paid quarterly.

•
A restricted stock award valued at $160,000 on the date of grant, generally, the date of each annual meeting of shareholders. The restricted stock award is subject to forfeiture in the event that service as a director terminates prior to the next annual meeting.

•	For chairs of board committees (other than the Executive Committee), an annual retainer of $10,000 for each committee chaired ($15,000 for the chair of the Audit Committee), paid quarterly.

•	For Audit Committee members, an additional annual retainer of $5,000 per year, paid quarterly.

•	Payment or reimbursement of travel and other expenses incurred in attending board meetings.

NIKE, INC.•2016 Notice of Annual Meeting 11

CORPORATE GOVERNANCE
PROPOSAL 1

•
Matching charitable contributions under the NIKE Matching Gift Program, under which directors are eligible to contribute to qualified charitable organizations and we provide a matching contribution to the charities in an equal amount, up to $20,000 in the aggregate for each director annually.

Mses. Comstock and Peluso, Messrs. Connors, Cook, Donahoe, Graf, Travis Knight, and Rodgers, and Drs. Lechleiter and Wise participate in our standard director compensation program.

Effective June 1, 2016, we changed the standard director compensation program for fiscal 2017 by increasing the annual retainer to $90,000 per year, increasing the value of the restricted stock award to $165,000 on the date of grant, increasing the value of the restricted stock award to $165,000 on the date of grant for newly appointed non-employee directors upon election to the Board, increasing the annual retainer for chairs of board committees (other than the Executive Committee and Audit Committee) to $15,000 each, and increasing the annual retainer for the chair of the Audit Committee to $20,000. The Lead Independent Director shall receive an annual retainer of $25,000. We made these changes to our director compensation program to maintain the competitiveness of the Company’s director compensation program and to reinforce our directors’ ability to meet our stock ownership guidelines described below.
Mr. Thompson does not participate in our standard director compensation program. Pursuant to his election made in fiscal 2000, Mr. Thompson receives an annual retainer of $67,000 per year (instead of the $85,000 annual retainer fee paid under our standard program). Pursuant to his election, Mr. Thompson also receives medical insurance and $500,000 of life insurance coverage paid for by the Company. Additionally, on the date of each annual meeting of shareholders, Mr. Thompson receives an annual restricted stock award valued at $160,000 on the date of grant on the same terms as apply to the restricted stock awards granted pursuant to our standard program. Effective June 1, 2016, Mr. Thompson will receive an annual retainer of $72,000.
Mr. Philip Knight, as the former Chairman of our Board of Directors, was one of our executive officers, but was not a Named Executive Officer during fiscal 2016. He did not receive any additional compensation for services provided as a director in fiscal 2016. As announced on June 30, 2016, Mr. Philip Knight retired from the Board of Directors. Effective immediately upon his retirement, the Board has appointed him to the employed position of Chairman Emeritus, which provides a standing invitation for him to attend meetings of the Board and its committees as a non-voting observer. Pursuant to serving as the Chairman Emeritus, Mr. Knight will receive medical and dental insurance coverage available to employees and will receive an annual salary of $500,000.

Stock Ownership Guidelines for Directors
On June 20, 2013, the Board of Directors adopted stock ownership guidelines for all non-management directors. Under these guidelines, directors are required to hold NIKE stock valued at five times their annual cash retainer. Directors elected prior to June 20, 2013 are required to attain these ownership levels by June 20, 2018 and new directors within five years of their election to the Board.

Director Participation in Deferred Compensation Plan

Under our Deferred Compensation Plan, non-employee directors may elect in advance to defer up to 100 percent of the director fees paid by us. For a description of the plan, see “Non-Qualified Deferred Compensation in Fiscal 2016” below. In addition, in fiscal 2000, Mr. Thompson received credits to a fully vested NIKE stock account under the Deferred Compensation Plan in exchange for his waiver of rights to future payments under a former non-employee director retirement program. The Class B Stock credited to Mr. Thompson’s account is distributed to him upon his retirement from the Board and the account is credited with quarterly dividends until distributed.

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CORPORATE GOVERNANCE

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of June 30, 2016, after giving effect to any transactions that occurred on such date, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Executive Officers”), and (iv) all nominees, Named Executive Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the SEC to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Swoosh, LLC and the Travis A. Knight 2009 Irrevocable Trust II. In addition, unless otherwise indicated, all persons named below can be reached at c/o John F. Coburn III, Vice President and Corporate Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
Elizabeth J. Comstock	Class B	96,682	(3)	—
John G. Connors	Class B	122,552	(3)	—
Timothy D. Cook	Class B	102,682	(3)	—
John J. Donahoe II	Class B	10,914		—
Alan B. Graf, Jr	Class B	189,634	(3)	—
Travis A. Knight	Class B	12,142	(5)	—
John C. Lechleiter	Class B	148,682	(3)	—
Mark G. Parker (6)	Class B	4,938,660	(3)(7)	0.4%
Michelle A. Peluso	Class B	11,018		—
Johnathan A. Rodgers	Class B	184,682	(3)	—
John R. Thompson, Jr	Class B	85,030	(3)(4)	—
Phyllis M. Wise	Class B	116,682	(3)	—
Andrew Campion (6)	Class B	450,228	(3)(7)	—
Donald W. Blair (6)	Class B	995,865	(3)(7)	0.1%
Trevor A. Edwards (6)	Class B	1,813,246	(3)(7)	0.1%
Eric D. Sprunk (6)	Class B	886,082	(3)(7)	0.1%
Jeanne P. Jackson (6)	Class B	717,098	(3)(7)	0.1%
Sojitz Corporation of America
1211 S.W. 5th Ave, Pacwest Center, Ste. 2220, Portland, OR 97204	Preferred (8)	300,000		100.0%
Swoosh, LLC	Class A	257,000,000	(9)	78.1%
22990 NW Bennett Street, Hillsboro, OR 97124	Class B	257,000,000		16.0%
Travis A. Knight 2009 Irrevocable Trust II	Class A	38,656,369	(10)	11.7%
22990 NW Bennett Street, Hillsboro, OR 97124	Class B	38,656,369	(10)	2.8%
The Vanguard Group
100 Vanguard Blvd., Malvern, PA 19355	Class B	85,903,718	(11)	6.4%
FMR LLC
245 Summer Street, Boston, MA 02210	Class B	83,582,120	(12)	6.2%
BlackRock, Inc.
40 East 57th Street, New York, NY 10022	Class B	79,242,404	(13)	5.9%
All directors and executive officers as a group (22 persons)	Class B	52,234,047	(3)	3.9%

(1)
A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)
These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after June 30, 2016, the following numbers of shares: 90,000 shares for Ms. Comstock, 90,000 shares for Mr. Connors, 90,000 shares for Mr. Cook, 126,000 shares for Dr. Lechleiter, 4,034,300 shares for Mr. Parker, 178,000 shares for Mr. Rodgers, 14,000 shares for Mr. Thompson, 110,000 shares for Dr. Wise, 428,000 shares for Mr. Campion, 827,500 shares for Mr. Blair, 1,477,500 shares for Mr. Edwards, 848,540 shares for Mr. Sprunk, 670,000 shares for Ms. Jackson, and 11,403,340 shares for the executive officer and director group.

(4)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 32,348 for Mr. Thompson.

(5)
Mr. Knight is the Trustee of the Trust (as defined in footnote (10) below) and he and members of his immediate family are among the beneficiaries of the Trust. Mr. Knight disclaims beneficial ownership of the Companies’ securities held directly and indirectly by the Trust, including all shares held by Subsidiary and Indirect Sub (each as defined in footnote (10) below) except to the extent of his pecuniary interest therein. On June

NIKE, INC.•2016 Notice of Annual Meeting 13

CORPORATE GOVERNANCE
PROPOSAL 1

30, 2016, Subsidiary acquired all of the voting units (“Class X Units”) in Swoosh, LLC. Mr. Knight disclaims beneficial ownership of all securities held by Swoosh, LLC.

(6)	Named executive officer listed in the Summary Compensation Table.

(7)	Includes shares held in accounts under the NIKE, Inc. 401(k) and Profit Sharing Plan for Messrs. Parker, Edwards, and Ms. Jackson in the amounts of 34,874, 18,435 and 1,703 shares, respectively.

(8)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(9)	Information provided as of July 1, 2016 in Schedule 13D filed by the shareholder.

(10)
Includes 19,513,989 shares held directly by the Travis A. Knight 2009 Irrevocable Trust II (the “Trust”). This number also includes 19,142,380 shares the Trust contributed to a wholly-owned subsidiary (“Subsidiary”), which Subsidiary then contributed to its wholly-owned subsidiary (“Indirect Sub”).

(11)	Information provided as of February 10, 2016 in Schedule 13G filed by the shareholder.

(12)	Information provided as of February 12, 2016 in Schedule 13G filed by the shareholder.

(13)	Information provided as of January 22, 2016 in Schedule 13G filed by the shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2016 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

Transactions with Related Persons

Mr. Howard S. Slusher, the father of John Slusher, Executive Vice President of Sports Marketing, and the Company are parties to a Consulting Agreement pursuant to which Howard Slusher manages the planning, design, and construction of new buildings at, and improvements to, NIKE’s World Headquarters. Howard Slusher was selected due to his deep history and experience with the Company, as he has managed several significant construction projects for the Company, including the original World Headquarters construction and later expansions. In addition, Howard Slusher’s previous engagement with the Company garnered the trust of management and makes him uniquely qualified to oversee the project. During fiscal 2016, the Company paid Howard Slusher $3,408,837 for these services.
Pursuant to the terms of a past consulting agreement with the Company, the Company agreed to pay for health and life insurance policies for Howard Slusher following expiration of the agreement. During fiscal 2016, the Company paid $123,574 for life insurance premiums.
Three of Mr. Parker’s siblings, each with over 25 years of service to the Company, were employed by the Company in non-executive roles in fiscal 2016. Ann Parker was an Executive Talent Scout, Bob Parker was a Marketplace Director, and Stephen Parker held a Vice President role with Converse. During fiscal 2016, the Company paid aggregate compensation to each of Ann Parker and Stephen Parker in the amounts of $317,642 and $525,491, respectively, comprising of salary, bonuses, the grant date fair value of stock options granted during the fiscal year estimated using the Black-Scholes pricing model, profit sharing and matching contributions to Company-sponsored retirement plans. Additionally, the Company paid aggregate compensation to Bob Parker in the amount of approximately $506,948, comprising of approximately $504,144 paid in connection with his termination of services as well as the compensation components listed above. The compensation and benefits received by each of Mr. Parker’s siblings, including the separation benefits received by Bob Parker, were consistent with compensation paid to other employees holding similar positions.
Mr. Thompson’s son, John Thompson III, head basketball coach at Georgetown University, and the Company are parties to a contract pursuant to which Mr. Thompson III provides certain endorsement and consulting services to the Company. The terms of this agreement, effective August 2014 through August 2019, provide for annual base compensation of $200,000, and up to $112,500 per year of product and merchandise, for use by him, the basketball staff and team. In addition, there are annual incentive payments based upon his team’s performance of up to $100,000.
Ms. Lindsay A. Jackson, the daughter of Jeanne Jackson, President of Product and Merchandising during fiscal 2016, was employed by the Company in a non-executive role in fiscal 2016 as a Brand Director. During fiscal 2016, the Company paid aggregate compensation to Ms. Lindsay Jackson of $152,861, comprising salary, bonuses, the grant date fair value of stock options granted during the fiscal year estimated using the Black-Scholes pricing model, profit sharing and matching contributions to Company-sponsored retirement plans. The compensation and benefits received by Ms. Lindsay Jackson was consistent with compensation paid to other employees holding similar positions.
On June 30, 2016 Mr. Philip Knight, the father of NIKE director Travis Knight, retired from the Board of Directors. Effective immediately upon his retirement, the Board has appointed Mr. Philip Knight to the position of Chairman Emeritus, which provides a standing invitation for Mr. Philip Knight to attend meetings of the Board and its committees as a non-voting observer. Pursuant to serving as the Chairman Emeritus, Mr. Knight will receive medical and dental insurance coverage available to employees and will receive an annual salary of $500,000.
The Company’s written policy requires the Nominating and Corporate Governance Committee to review any transaction or proposed transaction with a related person that would be required to be reported under Item 404(a) of Regulation S-K, and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company.

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CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during fiscal 2016 were Timothy D. Cook, Elizabeth J. Comstock, John C. Lechleiter, and Johnathan A. Rodgers. The Committee is composed solely of independent, non-employee directors. No member of the Compensation Committee has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee of the Company during fiscal 2016.

NIKE, INC.•2016 Notice of Annual Meeting 15

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the executives identified as Named Executive Officers in the Summary Compensation Table on page 32. The Named Executive Officers for fiscal 2016 were:

•	Mark G. Parker, Chairman, President and Chief Executive Officer

•	Andrew Campion, Executive Vice President and Chief Financial Officer

•	Trevor A. Edwards, President, NIKE Brand

•	Eric D. Sprunk, Chief Operating Officer

•	Jeanne P. Jackson, President, Product and Merchandising

•	Donald W. Blair, Former Executive Vice President and Chief Financial Officer

As announced on February 12, 2015, after 16 years of service with the Company, Donald W. Blair retired from his position as Executive Vice President and Chief Financial Officer effective July 31, 2015, and from the Company on October 31, 2015. Mr. Blair was succeeded by Andrew Campion, who assumed the role of Executive Vice President and Chief Financial Officer, effective August 1, 2015. Mr. Blair remained with the Company through October 31, 2015 in support of the Company’s planned transition of the role.
As announced on June 30, 2016, Mr. Philip Knight retired from the Board of Directors and Mr. Parker, NIKE’s President and Chief Executive Officer since 2006, was appointed to the additional position of Chairman of the Board. This is the completion of the planned transition that was initiated a year ago. The Compensation Committee of the Board (the “Committee”) is comprised of Timothy D. Cook (Chairman), Elizabeth J. Comstock, John C. Lechleiter, and Johnathan A. Rodgers, each of whom is an independent director under applicable NYSE listing standards.
Our executive compensation program, similar to our non-executive compensation programs, is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and most importantly, maximize shareholder value. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation.

Executive Compensation Governance Practices
To achieve the objectives of our executive compensation program and emphasize pay-for-performance principles, the Compensation Committee employs strong governance practices as outlined in the table below.

We Do	We Don’t Do
✓ Base a majority of total compensation on performance and retention incentives
✓ Set annual and long-term incentive targets based on clearly disclosed, objective performance measures
✓ Mitigate undue risk associated with compensation by using multiple performance targets, caps on potential incentive payments and a clawback policy
✓ Require executive officers and non-employee directors to hold NIKE stock through published stock ownership guidelines
✓ Vest equity awards over time to promote retention with a minimum of one year vesting
✓ Provide double-trigger change-in-control equity acceleration
✓ Require executive officers and directors to obtain pre-approval to pledge NIKE stock
✓ Conduct annual “say-on-pay” advisory votes

✗ Retirement acceleration for restricted stock or restricted stock units (RSUs)
✗ Payments of accumulated dividends on unearned RSUs until and unless shares are earned
✗ Repricing of options without shareholder approval
✗ Hedging transactions or short sales by executive officers or directors
✗ Significant perquisites
✗ Tax gross-ups for perquisites
✗ Pension or supplemental executive retirement plan (SERP)
✗ Employment contracts
✗ Cash-based change-in-control benefits
✗ Excise tax gross-ups upon change of control

Consideration of Say-on-Pay Vote Results
The non-binding advisory proposal regarding compensation of the Named Executive Officers submitted to shareholders at our 2015 Annual Meeting was approved by over 89% of the votes cast. The Committee believes this favorable outcome conveyed our shareholders’ support of our executive compensation program and the Committee’s decisions. After considering the shareholder vote and other factors in its annual review of our total executive compensation programs, the Committee made no material changes in the structure of our compensation programs. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when conducting its regular practice of evaluating the program and making future compensation decisions for the Named Executive Officers.

NIKE, INC.•2016 Notice of Annual Meeting 16

COMPENSATION DISCUSSION AND ANALYSIS

Financial Highlights under Incentive Plans
NIKE delivered strong performance in fiscal 2016. The charts below set forth certain key financial results that were used in determining payouts under our incentive compensation plans for fiscal 2016. The measures below are based on NIKE’s comparable publicly reported financial results.
1 All periods restated to reflect the December 23, 2015 two-for-one stock split.

Executive Compensation Highlights
The total compensation for each of the Named Executive Officers is shown in the Summary Compensation Table on page 32. While we describe executive compensation in greater detail throughout this Compensation Discussion and Analysis, actions the Committee took in fiscal 2016 are highlighted below:

•
Base Salary. Based on the recommendation by the Committee, which was approved by the independent members of the Board, Mr. Parker’s base salary remained the same and base salaries for Messrs. Edwards and Sprunk and Ms. Jackson increased to $1,000,000, $1,000,000, and $930,000, respectively. Mr. Campion’s base salary was set at $830,000 in connection with his promotion to Executive Vice President and Chief Financial Officer. Mr Blair did not receive a base salary increase due to his retirement.

•
Performance-Based Annual Incentive Plan. The target award for Mr. Parker remained the same. Mr. Edwards’ target award increased from 100% to 110% of base salary and target awards increased for Mr. Sprunk and Ms. Jackson from 90% to 100% of base salary. Mr. Campion’s target award was set at 100% of base salary in connection with his promotion to Executive Vice President and Chief Financial Officer. Based on financial performance goals set by the Committee in June 2015 and actual performance results, each executive officer’s bonus for fiscal 2016 was paid out at 92.38% of target. Mr. Blair did not receive an award due to his retirement.

•
Performance-Based Long-Term Incentive Plan. The target awards for the fiscal 2016-2018 performance period for Messrs. Parker and Sprunk and Ms. Jackson remained the same, and Mr. Edwards’ target award was increased from $900,000 to $1,000,000. The target award for Mr. Campion was set at $750,000 in connection with his promotion to Executive Vice President and Chief Financial Officer. Based on long-term financial performance goals set by the Committee in June 2013 and actual performance results, each executive officer received a payout for the fiscal 2014-2016 performance period of 135.10% of target. Mr. Blair did not receive an award due to his retirement.

•
Stock Options. Annual awards remained the same for Messrs. Parker and Sprunk. Annual awards for Mr. Edwards and Ms. Jackson increased to 180,000 and 170,000 shares, respectively, as adjusted for the December 23, 2015 two-for-one stock split. Mr. Campion was awarded 120,000 shares, as adjusted for the December 23, 2015 two-for-one stock split, in connection with his promotion to Executive Vice President and Chief Financial Officer. Each award vests equally over four years. Mr. Blair did not receive an award due to his retirement.

•
Restricted Stock. The annual award for Mr. Parker remained the same. Annual awards for Messrs. Edwards and Sprunk increased to $875,000 and $750,000, respectively, and decreased to $500,000 for Ms. Jackson. Mr. Campion’s award was set at $625,000 in connection with his promotion to Executive Vice President and Chief Financial Officer. Each award vests equally over three years. Mr. Blair did not receive an award due to his retirement.

•	Peer Group. For purposes of setting executive compensation in fiscal 2016, the companies in the peer group were unchanged from fiscal 2015.

Fiscal 2016 CEO Performance-Based Retention Award

In view of the Company’s strong performance under Mr. Parker’s leadership, the Committee’s belief that the continued service and retention of Mr. Parker is critical to the Company’s continued success, and the potential for Mr. Parker to succeed Mr. Philip Knight as Chairman of the Company’s Board of Directors upon Mr. Knight’s retirement, on June 30, 2015, the Committee granted to Mr. Parker the opportunity to earn a restricted stock unit (“RSU”) award with a target value of $30,000,000. On that date, this represented 277,727 shares of our Class B Stock based on the closing price on the grant date. The number of shares was adjusted to 555,454 shares to reflect the December 23, 2015 two-for-one stock split. 60% of the award’s maximum value is based on the Company’s performance and 40% of the award is subject only to time vesting. Neither the performance nor the time-based portion of the award will be earned unless Mr. Parker remains employed with the Company through June 30, 2020. The Committee views the award as a long-term retention incentive for compensation over the five-year vesting and performance periods and not solely as compensation for fiscal 2016. The terms of Mr. Parker’s award are further described in “Restricted Stock Unit (RSU) Retention Awards.”

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COMPENSATION DISCUSSION AND ANALYSIS

Operation of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) evaluates the performance of the CEO against goals and objectives set by the Committee. Based on the evaluation, the Committee Chair discusses the CEO’s performance and recommended compensation with the independent members of the Board. The CEO’s base salary and the base salaries of the other Named Executive Officers are approved by the independent members of the Board based on the Committee’s recommendation. The Committee has sole responsibility for all other elements of Named Executive Officer compensation. The Committee also oversees the performance evaluation of those officers and the administration of our executive compensation programs. The Committee receives recommendations from the CEO as to compensation of other Named Executive Officers, and the CEO participates in Committee discussions regarding the compensation of those officers. The Committee meets in executive session without the CEO to determine his compensation. The Committee is comprised of Timothy D. Cook (Chairman), Elizabeth J. Comstock, John C. Lechleiter, and Johnathan A. Rodgers, each of whom is an independent director under applicable NYSE listing standards. The Committee operates pursuant to a written charter that is available on our website at: http://investors.nike.com.
Each year, the Committee reviews our executive total compensation program to ensure it continues to reflect the Committee’s commitment to align the objectives and rewards of our executive officers with the creation of value for our shareholders. Similar to our non-executive compensation programs, the program has been designed to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short- and long-term financial performance to maximize shareholder value, and to be externally competitive to attract and retain outstanding and diverse executive talent. This is done much in the same way our human resources staff designs our non-executive compensation programs, to ensure they are market competitive, offer performance-based financial incentives, and provide opportunities to share in total Company success through competitive benefits, stock purchase discount programs, and broad-based profit sharing. In conducting its annual review, the Committee considers information provided by our human resources staff. Our human resources staff retains independent compensation consulting firms to provide surveys and reports containing competitive market data. These consultants do not formulate executive compensation strategies for NIKE or recommend individual executive compensation. The human resources staff uses the surveys and reports to make recommendations to the Committee concerning executive compensation. The Committee relies on its collective experience and judgment along with the recommendations prepared by our human resources staff to set executive compensation. The Committee has the authority, in its sole discretion, to retain compensation consultants to assist the Committee in evaluating the compensation of executive officers, but chose to not retain any such consultants in fiscal 2016, with the exception as described below.
In June 2015, the Committee retained Mercer (a wholly owned subsidiary of Marsh & McLennan Companies, Inc.), a well-recognized employee benefits and compensation consulting firm, as its independent compensation consultant for the purpose of providing an objective analysis of, and counsel on, a retention award for Mr. Parker that would include specific performance criteria. Mercer evaluated management’s analysis and proposal for the award, including reasonableness of the business case, size of the award, performance metrics, performance period, terms and conditions, and governance considerations, and reviewed their findings with the Committee.
In connection with its engagement of Mercer, the Committee considered various factors bearing upon Mercer’s independence, including the factors specified in Section 303A.05(c) of the NYSE Listed Company Manual, and determined that Mercer was independent and that its engagement did not present any conflicts of interest. Mercer also determined that it was independent from management and confirmed this in a written statement delivered to the Committee. During fiscal 2016, the fees for Mercer’s engagement by the Committee were $7,743. In addition, Mercer provided certain services to the Company during fiscal 2016 at the request of management consisting of information regarding our Stock Incentive Plan and employee benefits consulting services, inclusive of compensation and benefits surveys. The fees for such additional services were approximately $5,500 and $1,431,075, respectively.

Use of Market Survey Data

To help establish competitive ranges of base salary, incentive compensation opportunities, and target total compensation for the purpose of making recommendations to the Committee, our human resources staff uses competitive market data from surveys and reports prepared by Aon Hewitt Associates and Willis Towers Watson. We consider market survey data from a peer group of companies which have similar revenue size, have similar products or markets, or reflect the companies with which we compete for executive talent. In addition, we consider market data across many industries, focusing on companies with revenues of $10 billion or more.
For purposes of setting executive compensation for fiscal 2016, the companies in our peer group were unchanged from fiscal 2015 and consisted of the following:

Alphabet Inc.	Kellogg Company	Mondelez International, Inc.
The Coca-Cola Company	Kimberly-Clark Corporation	Pepsico, Inc.
Colgate-Palmolive Company	Kohl’s Corporation	Starbucks Corporation
eBay Inc.	L Brands, Inc.	Time Warner Inc.
FedEx Corporation	Macy’s, Inc.	The Walt Disney Company
The Gap, Inc.	McDonald’s Corporation

The surveys that our human resources staff reviews show percentile compensation levels for various executive positions with comparable job responsibilities. The staff also analyzes market data regarding compensation mix among base salary, annual incentive and long-term incentives such as performance-based cash awards, stock options, restricted stock and restricted stock unit awards. The Committee reviews this mix analysis when evaluating the separate compensation elements for each executive. The Committee does not endeavor to set executive compensation at or

NIKE, INC.•2016 Notice of Annual Meeting 18

COMPENSATION DISCUSSION AND ANALYSIS

near any particular percentile, and it considers target total compensation to be competitive if it is generally within a reasonable range of the market median. Market data is one of many factors that the Committee considers in the determination of executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance, expectations regarding the individual’s future potential contributions, succession planning and retention strategies, budget considerations, and the Company’s performance.
In November 2015, we conducted our regular periodic review of our peer group. Based on the criteria described above, along with expanded criteria to include market capitalization and brand value, we determined that for purposes of setting executive compensation in fiscal 2017, the peer group above should be refined to include Procter & Gamble Company, Target Corporation and TJX Companies, Inc. and to remove Kohl’s Corporation and L Brands, Inc.

Objectives and Elements of Our Compensation Program

As noted in the Executive Summary, our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and most importantly, maximize shareholder value. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation. Our program consists of the following elements:

•	Base salary that reflects the executive’s accountabilities, skills, experience, performance, and future potential

•	Annual performance-based incentive cash bonus based on Company financial results under our Executive Performance Sharing Plan

•	A portfolio approach to long-term incentive compensation to provide a balanced mix of performance-based cash incentives and equity, including:

◦	Performance-based long-term incentive cash awards based on Company financial results to encourage attainment of long-term Company financial objectives

◦	Stock options to align the interests of executives with those of shareholders

◦	Restricted stock awards and restricted stock unit retention awards to provide incentives consistent with driving shareholder value, and to provide strong retention incentives

•	Benefits

◦
Executives are generally eligible for the same competitive benefits as other employees in the United States, including medical, dental, and vision insurance, paid time off, 401(k) plan, and Company-provided life and disability insurance. Employees outside of the United States are offered locally competitive benefits.

◦	Profit sharing contributions to defined contribution retirement plans

◦	Employee Stock Purchase Plan

◦	Post-termination payments under non-competition agreements

In determining the award levels for each of the elements in our total compensation program, our philosophy is to “pay for performance.” As a result, we place relatively greater emphasis on the incentive components of compensation (annual incentive award, performance-based long-term cash incentive award, and stock options) to align the interests of our executives with shareholders, and motivate them to maximize shareholder value. This is balanced with retention incentives provided by base salary, restricted stock awards, and restricted stock unit awards.
We look to the experience and judgment of the Committee to determine what it believes to be the appropriate target compensation mix for each Named Executive Officer. We do not apply fixed ratios or formulas, or rely solely on market data or quantitative measures. In allocating compensation among the various elements, the Committee considers market data, Company performance and budget, the impact of the executive’s position in the Company, individual past performance, expectations for future performance, experience in the position, any recent or anticipated changes in the individual’s responsibilities, internal pay equity for comparable positions, and retention incentives for succession planning. As shown in the charts below, incentive components accounted for 90% of the CEO’s target compensation and approximately 81% of the other Named Executive Officers’ target compensation in fiscal 2016. For purposes of this analysis, RSU retention awards, which were granted to the CEO in fiscal 2016, are excluded to reflect the compensation mix targeted by the Committee on an annual basis.

NIKE, INC.•2016 Notice of Annual Meeting 19

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Our Compensation Program

Base Salary

When making recommendations to the Committee concerning base salary levels for our Named Executive Officers, our human resources staff follows a similar process to how they evaluate non-executive base salary levels. We consider the individual’s performance in the prior year, expectations regarding the individual’s future performance, experience in the position, any recent or anticipated changes in the individual’s responsibilities, internal pay equity for comparable positions, succession planning strategies, our annual salary budget, other elements of the individual’s compensation, and the market data described in “Use of Market Survey Data.” The Committee reviews these factors each year and adjusts base salary levels to ensure that we are appropriately rewarding performance.
The Committee generally reviews base salaries of the Named Executive Officers annually based on a review of individual performance at a meeting in June, with salary adjustments becoming effective for the first pay period ending in August. During the salary review in June 2015, the Committee, based on the factors described above, recommended, and the independent members of the Board approved, the base salaries for the Named Executive Officers. Mr. Campion’s base salary was set in connection with his promotion to Executive Vice President and Chief Financial Officer. Mr. Blair did not receive a salary increase due to his retirement. The base salaries for the Named Executive Officers were:

Named Executive Officer	Fiscal 2016 Base Salary	% Change
Mark G. Parker	$1,550,000	0.0%
Andrew Campion	$830,000	n/a
Donald W. Blair	$850,000	0.0%
Trevor A. Edwards	$1,000,000	7.0%
Eric D. Sprunk	$1,000,000	7.0%
Jeanne P. Jackson	$930,000	5.1%
In setting a Named Executive Officer’s overall compensation package, the Committee places a relatively greater emphasis on the incentive components of compensation described below.

Performance-Based Annual Incentive Bonus

Annual awards are paid to the Named Executive Officers under our Executive Performance Sharing Plan (“PSP”). Our “pay for performance” philosophy for awards is simple and applies to all global employees who are eligible to share in the Company’s success through incentive bonuses: if we exceed our financial objectives, we will pay more; if we fail to reach them, we will pay less or nothing at all. The PSP for all executives is based 100% on overall corporate performance each year against a target based on the Company’s annual financial objective, as measured by income before income taxes (“PTI”), excluding the effect of any acquisitions, divestitures or accounting changes. The Committee selected PTI as the performance measure as it aligns with the Company’s operational financial targets for the individual fiscal year. By focusing on driving strong operational performance each year, the plan supports our goal of delivering sustainable, profitable growth. The Committee retains the discretion to reduce or eliminate PSP award payouts based on individual or Company performance. Basing our annual incentive award program for all executives

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COMPENSATION DISCUSSION AND ANALYSIS

on overall corporate performance is intended to foster teamwork and send the message to each executive that his or her role is to help ensure overall organizational success and maximize shareholder value.
Each year the Committee establishes a PSP target award for each Named Executive Officer based on its judgment of the impact of the position in the Company and what it believes to be competitive against market data as described in “Use of Market Survey Data,” while considering internal pay equity for comparable positions. For fiscal 2016, the Committee maintained Mr. Parker’s target award. Mr. Edwards’ target award was increased from 100% to 110% and target awards for Mr. Sprunk and Ms. Jackson were increased from 90% to 100%. Mr. Campion’s target was set at 100% in connection with his promotion to Executive Vice President and Chief Financial Officer. Mr. Blair did not receive an award due to his retirement. The fiscal 2016 target awards were:

Named Executive Officer	Fiscal 2016 PSP Target Award (% of base salary)
Mark G. Parker	180%
Andrew Campion	100%
Trevor A. Edwards	110%
Eric D.Sprunk	100%
Jeanne P. Jackson	100%
In June 2015, the Committee established performance goals for the fiscal 2016 PSP based on its evaluation of our business plan and prospects for the year. The table below summarizes the fiscal 2016 PSP performance goals established by the Committee. For fiscal 2016, NIKE achieved a PTI of $4,623 million, a 9.9% increase over fiscal 2015 continuing operations PTI of $4,205 million. This achievement was below the target performance goal established by the Committee. As a result, each executive officer’s award was paid out at 92.38% of the target award.
(Dollars in millions)

Fiscal 2016 PSP Performance Goal	Threshold Performance	Threshold % Payout	Target Performance	Target % Payout	Maximum Performance	Maximum % Payout	Actual Performance	Actual % Payout
PTI	$4,306[1]	50%	$4,680[2]	100%	$5,054[3]	150%	$4,623	92.38%[4]

1 Threshold performance represents 2.4% increase above fiscal 2015 continuing operations PTI.
2 Target performance represents 11.3% increase above fiscal 2015 continuing operations PTI.
3 Maximum performance represents 20.2% increase above fiscal 2015 continuing operations PTI.
4 Prorated for performance between payout levels.

Performance-Based Long-Term Incentive Plan

The first component in our long-term portfolio mix is performance-based awards payable in cash under our Long-Term Incentive Plan (“LTIP”). As with the performance-based annual incentive, the LTIP follows our “pay for performance” philosophy. If we exceed our targets, we will pay more; if we fall short, we will pay less or nothing at all. This program focuses executives on overall, long-term financial performance, and is intended to reward them for delivering revenue growth and diluted earnings per share (“EPS”) growth over a three-year performance period. At the beginning of each fiscal year, the Committee establishes performance goals and potential cash payouts for the next three fiscal years for all executives under the LTIP. LTIP performance measures for all executives are based 50% on cumulative revenues for the three-year performance period and 50% on cumulative EPS for the period, in each case excluding generally the effect of acquisitions, divestitures and accounting changes. The Committee selected revenue and EPS as LTIP performance measures to encourage executives to focus on delivering profitable, sustainable growth. Strong revenue growth is the foundation of the Company’s financial strategy, requiring investments in key business drivers to sustain growth. EPS growth is essential to delivering value for our shareholders, requiring investments be targeted to those areas with the highest potential for return. By balancing revenue growth and EPS growth, the plan supports the Company’s objective of delivering long-term shareholder value. The Committee retains the discretion to reduce or eliminate LTIP award payouts based on individual or Company performance.
During the compensation review in June 2015, the Committee approved LTIP target awards for all Named Executive Officers for the fiscal 2016-2018 performance period. The Committee set these targets based on its judgment of what it believes to be a desirable mix of long-term compensation, the impact of the position in the Company, and what it finds to be competitive against market data as described in “Use of Market Survey Data,” while maintaining internal pay equity for comparable positions. For the fiscal 2016-2018 performance period, the Committee maintained the targets for Messrs. Parker and Sprunk and Ms. Jackson, and increased Mr. Edwards’ target from $900,000 to $1,000,000. Mr. Campion’s target was set at $750,000 in connection with his promotion to Executive Vice President and Chief Financial Officer. Mr. Blair did not receive an award due to his retirement. The target awards for the fiscal 2016-2018 performance period are as follows:

Named Executive Officer	Fiscal 2016-2018 LTIP Award Target ($)
Mark G. Parker	3,500,000
Andrew Campion	750,000
Trevor A. Edwards	1,000,000
Eric D. Sprunk	750,000
Jeanne P. Jackson	750,000

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COMPENSATION DISCUSSION AND ANALYSIS

In June 2015, the Committee established performance goals for the fiscal 2016-2018 LTIP. In setting the performance goals for the target award payout level, the Committee considered our long-term financial goals and the impact of the strengthening dollar and foreign exchange volatility on future business over the following three fiscal years. The total payout percentage will be the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively. Payout below the threshold payout level may occur if either the revenue or EPS related percentage achievement is less than 50%. If both revenue and EPS fall below the threshold level, there is no payout. The table below summarizes the fiscal 2016-2018 LTIP performance goals.
(Dollars in millions, except per share data)

Fiscal 2016-2018 Performance Goals[1]	Threshold Performance[2]	Threshold % Payout	Target Performance[3]	Target % Payout	Maximum Performance[4]	Maximum % Payout
Revenue	$101,293	50%	$105,266	100%	$113,521	200%
EPS	$6.61	50%	$7.12	100%	$8.225	200%
__________________________________________________________
1 EPS goals reflect the December 23, 2015 two-for-one stock split.
2 Threshold payout for revenue requires cumulative revenues corresponding to a 5% compound annual growth rate (“CAGR”) from fiscal 2015 continuing operations revenue of $30,601 million. Threshold payout for EPS requires cumulative EPS corresponding to a 9% CAGR from fiscal 2015 continuing operations EPS of $1.85.
3 Target revenue payout requires a 7% CAGR and target EPS payout requires a 13% CAGR.
4 Maximum revenue payout requires an 11% CAGR and maximum EPS payout requires a 21% CAGR.
For fiscal 2016, executive officers were eligible to receive LTIP award payouts based on performance targets set in June 2013 covering the fiscal 2014-16 performance period. In June 2016, the Committee determined a payout of 135.10% under these awards was earned based on the average of the payout percentages for cumulative revenues and cumulative EPS for the performance period shown in the table below:
(Dollars in millions, except per share data)

Fiscal 2014-2016 Performance Goals	Threshold Performance	Threshold % Payout	Target Performance	Target % Payout	Maximum Performance	Maximum % Payout	Actual Performance	Actual % Payout
Revenue[1]	$85,422	50%	$88,750	100%	$95,666	200%	$90,776	129.67%
EPS[2]	$4.805	50%	$5.18	100%	$5.98	200%	$5.495	140.54%
							Total Payout	135.10%
1 Cumulative revenues for fiscal 2014, fiscal 2015 and fiscal 2016.
2 Cumulative EPS for fiscal 2014, fiscal 2015 and fiscal 2016. All periods restated to reflect the December 23, 2015 two-for-one stock split.

Stock Options

The second component in our long-term portfolio mix is stock options. Stock options are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock. This is true “pay for performance”: executives are rewarded only if the market price of our stock rises, and they get nothing if the price does not rise or goes down. When determining the grants, the Committee generally focuses on the number of shares, while considering the value for accounting purposes. Our approach is based on our desire to carefully control annual share usage and avoid fluctuations in grant levels due to share price changes. The Committee awards stock options to each executive based on its judgment. The Committee considers a number of factors including the individual’s performance, management succession, competitive market data as described in “Use of Market Survey Data,” internal pay equity for comparable positions, and a desirable mix of long-term incentives. Our human resources staff periodically tests the reasonableness of our stock option grants against competitive market data and may make recommendations to the Committee. Options are generally granted annually to selected employees, including the Named Executive Officers, in July of each year under our shareholder-approved Stock Incentive Plan. Stock options for fiscal 2016 were granted by the Committee on July 17, 2015 with an exercise price equal to the closing market price of our stock on that date. These grants have been adjusted to reflect the December 23, 2015 two-for-one stock split.
In July 2015, the Committee granted options to Mr. Parker for 330,000 shares and to Mr. Sprunk for 160,000 shares, the same number of split-adjusted stock options granted to them in July 2014. Mr. Edwards received 180,000 shares and Ms. Jackson received 170,000 shares, an increase of 20,000 shares to each of them from July 2014, adjusted for the stock-split. Mr. Campion received 120,000 shares, adjusted for the stock split, in connection with his promotion to Executive Vice President and Chief Financial Officer. Mr. Blair did not receive an award due to his retirement. The Committee, in its judgment, set these award levels based on the factors described above.
Options granted by the Company generally vest over a four-year period. To promote executive retention, unvested options generally are forfeited if the employee leaves before vesting occurs and must be exercised within three months after termination of employment. Options provide for a limited retirement provision designed to encourage employees to delay retirement, thus enhancing retention. Only those employees with a minimum of five years of service who are age 55 and above at the time of termination of employment are eligible for the provision. Under the provision, only unvested stock options that have been granted for at least one full year to employees between the ages of 55 to 59 at the time of termination of employment will continue to vest, and may be exercised for up to four years after termination. If an employee is age 60 or older and has at least five years of service at termination, unvested stock options that have been granted for at least one full year will receive accelerated vesting and may be exercised for up to four years after termination. The features related to accelerated vesting are described in “Potential Payments upon Termination or Change-in-Control.” Based on their ages and years of service, as of May 31, 2016, Mr. Parker and Ms. Jackson could terminate employment at any time and receive accelerated vesting of their options granted in July 2012, 2013, and 2014.

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COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Awards

The third component in our long-term portfolio mix is restricted stock awards. Stock ownership and stock-based incentive awards align the interests of our Named Executive Officers with the interests of our shareholders, as the value of this incentive rises and falls with the stock price. Restricted stock awards are generally granted annually to selected employees, including the Named Executive Officers, in July at the same meeting at which stock options are granted under our shareholder-approved Stock Incentive Plan. Awards generally vest in three equal installments on each of the first three anniversaries of the grant date. The awards promote executive retention, as unvested shares held at the time the executive’s employment is terminated are forfeited. Award recipients receive dividends on the full number of restricted shares awarded at the same time dividends are paid to other shareholders.
The Committee, in its judgment, sets restricted stock award levels based on several factors, including what the Committee believes to be a desirable mix of long-term compensation, their determination of an appropriate weighting of potential future contribution to the Company, retention incentives, and competitive market data as described in “Use of Market Survey Data”. In July 2015, the Committee granted a restricted stock award to Mr. Parker valued at $3,500,000, representing 62,058 shares of our Class B Stock, based on the closing price on the grant date and as adjusted for the December 23, 2015 two-for-one stock split. This was the same value of restricted stock granted to Mr. Parker in July 2014. Messrs. Edwards and Sprunk and Ms. Jackson received awards valued at $875,000, $750,000, and $500,000, respectively. This represented 15,516 shares of our Class B Stock for Mr. Edwards, 13,298 shares of our Class B Stock for Mr. Sprunk and 8,866 shares of our Class B Stock for Ms. Jackson, based on the closing price on the grant date and as adjusted for the stock split. This was an increase of $125,000 for Messrs. Edwards and Sprunk, and a decrease of $125,000 for Ms. Jackson. In connection with his promotion to Executive Vice President and Chief Financial Officer, Mr. Campion received an award valued at $625,000, representing 11,082 of our Class B Stock based on the closing price on the grant date and as adjusted for the stock split. Mr. Blair did not receive an award due to his retirement.

Restricted Stock Unit (RSU) Retention Awards

From time to time, the Committee also grants restricted stock units (“RSUs”) that vest based on continued service through a future service date with the Company, for the specific purpose of further promoting retention. These RSU awards accumulate dividend equivalents that are only paid in cash upon full vesting. The awards have no value to the executive unless the executive remains employed with the Company for the full vesting period, and will be canceled if the executive terminates or retires within the vesting period. Other than Mr. Parker, none of our Named Executive Officers received RSUs in fiscal 2016.

In view of the Company’s strong performance under Mr. Parker’s leadership, the Committee’s belief that the continued service and retention of Mr. Parker is critical to the Company’s continued success, and the potential for Mr. Parker to succeed Mr. Philip Knight as Chairman of the Company’s Board of Directors upon Mr. Knight’s retirement, on June 30, 2015, the Committee granted to Mr. Parker the opportunity to earn an RSU award with a target value of $30,000,000. On that date, this represented 277,727 shares of our Class B Stock based on the closing price on the grant date. The number of shares was adjusted to 555,454 shares to reflect the December 23, 2015 two-for-one stock split.

60% of the award, or a target number of 333,272 shares, is subject to performance vesting based on cumulative revenue growth and cumulative EPS growth over a five-year performance period of fiscal 2016 through fiscal 2020 (the “Performance-Based RSUs”). The performance goals are equally weighted, and both measures exclude the effect of any acquisitions, divestitures or accounting changes. For Mr. Parker to earn the maximum payout for the Performance-Based RSUs (100% of the target number of shares), the Company must achieve a 9% compound annual growth rate (“CAGR”) from fiscal 2015 for cumulative revenues over the five-year performance period, and a 13% CAGR from fiscal 2015 for cumulative EPS. For Mr. Parker to earn a threshold payout of 50% of the target number of shares, the Company must achieve cumulative revenues corresponding to a 7% CAGR, and for EPS, cumulative EPS corresponding to a 9% CAGR. These are higher CAGRs for revenue and the same CAGRs for EPS established by the Committee for target and threshold payouts under the LTIP for the fiscal 2016-2018 performance period. Payout may occur at 25% of the target number of shares if either the revenue or EPS related percentage achievement is less than threshold. Additional shares will be earned for the Performance-Based RSUs pro rata for performance between the threshold and maximum levels. If performance does not achieve the threshold level for either target, no shares will be earned for the Performance-Based RSUs. The Performance-Based RSUs are also subject to time vesting and will not be earned unless Mr. Parker remains employed with the Company through June 30, 2020. 40% of the award, or 222,182 shares, is subject only to time vesting and will be earned if Mr. Parker remains employed with the Company through June 30, 2020 (“Time-Based RSUs”). The vesting of Mr. Parker’s Performance-Based RSUs will accelerate fully in the event of a “double trigger” change in control, but will vest at the threshold levels in the event of his death or disability. The vesting of Mr. Parker’s Time-Based RSUs will accelerate fully in the event of his death, disability or a “double trigger” change in control.

Based on the Committee’s business judgment and experience, the Committee’s assessment of Mr. Parker’s strong performance, the importance of retaining Mr. Parker, a review of Mr. Parker’s accumulated vested and unvested awards, and consultation with Mercer as its independent compensation consultant, the Committee determined the RSU award amount and terms. The Committee believes the balancing of revenue growth and EPS growth supports the Company’s objective of delivering long-term shareholder value. The Committee views the award as a long-term retention incentive for compensation over the five-year vesting and performance periods and not solely as compensation for fiscal 2016. The RSU award has no value to Mr. Parker unless he remains employed with the Company for the full five-year vesting and performance periods, and 60% of its value requires achievement of the specified performance goals. In accordance with applicable SEC rules, the full award value is included in the Summary Compensation Table on page 32, the Grants of Plan-Based Awards in Fiscal 2016 table on page 34 and the Outstanding Equity Awards at May 31, 2016 table on page 36.

NIKE, INC.•2016 Notice of Annual Meeting 23

COMPENSATION DISCUSSION AND ANALYSIS

Profit Sharing and Retirement Plans
Our 401(k) Savings and Profit Sharing Plan is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the Named Executive Officers, are able to make pre-tax contributions and after-tax contributions from their cash compensation. We make matching contributions for all participants each year equal to 100% of their pre-tax contributions up to 5% of their total eligible compensation. We also make annual profit sharing contributions to the accounts of eligible U.S. employees under the 401(k) Savings and Profit Sharing Plan. The contributions are allocated among eligible employees based on a percentage of their total salary and annual incentive award for the year. The total profit sharing contribution and the percentage of salary and annual incentive award contributed for each employee is determined each year by the Board of Directors. For fiscal 2016, the Board of Directors approved a profit sharing contribution for each eligible employee equal to 3.92% of the employee’s total eligible salary and annual incentive award.
The Internal Revenue Code limits the amount of compensation that can be deferred under our 401(k) Savings and Profit Sharing Plan, and also limits the amount of salary and annual incentive award ($265,000 for fiscal 2016) that may be taken into account when determining contributions under that plan. Accordingly, we provide our Named Executive Officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified Deferred Compensation Plan. We also make profit sharing contributions under the Deferred Compensation Plan with respect to salary and annual incentive award of any eligible employee that exceeds the tax law limit, and for fiscal 2016 these contributions were equal to 3.92% of the total salary and annual incentive award of each Named Executive Officer in excess of $265,000. These contributions under the Deferred Compensation Plan allow our Named Executive Officers and other highly compensated employees to receive profit sharing contributions in the same percentage as our other employees. We do not match deferrals to the Deferred Compensation Plan. Balances in the Deferred Compensation Plan, including the balances of the Named Executive Officers, are unsecured and at-risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. Our matching and profit sharing contributions for fiscal 2016 to the accounts of the Named Executive Officers under the qualified and nonqualified plans are included in the All Other Compensation column in the Summary Compensation Table on page 32.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan allows all employees who work at least 20 hours per week in the United States and in many countries outside of the United States to purchase NIKE Class B Stock, through payroll deductions, at a 15% discount to the market price on the first or last trading day of the six-month purchase period, depending on which day the stock price was lower. No plan participant is allowed to purchase more than $25,000 in market value of our stock under the plan in any calendar year or more than 500 shares in any six-month offering period. In fiscal 2016, all Named Executive Officers participated in our Employee Stock Purchase Plan, with the exception of Mr. Parker.

NIKE, INC.•2016 Notice of Annual Meeting 24

COMPENSATION DISCUSSION AND ANALYSIS

Post-termination Payments under Non-competition Agreements

In exchange for non-competition agreements from all of our Named Executive Officers, we have agreed to provide, during the non-competition period, the monthly payments described in “Potential Payments upon Termination or Change-in-Control,” some of which are at the election of the Company. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements.

Stock Ownership Guidelines
On June 20, 2013, the Board of Directors adopted stock ownership guidelines for executive officers. These guidelines are designed to further align the long-term interests of our executive officers with those of our shareholders. Under the guidelines, the CEO and other executive officers are required to hold NIKE stock valued at the following multiple of their annual base salary:

Position	Ownership Level
Chief Executive Officer	6X Base Salary
Named Executive Officers	3X Base Salary
Other Executive Officers	2X Base Salary
Executive officers appointed prior to June 20, 2013 are required to attain these ownership levels by June 20, 2018 and new officers within five years of their appointment.
Hedging and Pledging

The Company’s black-out and pre-clearance policy (which supplements our insider trading policy) prohibits directors, executive officers and other designated insiders from engaging in transactions involving hedging, monetization or short sales of NIKE stock, including zero-cost collars and forward sale contracts. The policy also requires directors, executive officers and designated insiders to obtain pre-approval from the Company’s Corporate Secretary before pledging NIKE stock. Before granting approval of any pledge, the Corporate Secretary considers the size of the pledge relative to the individual’s other holdings, both direct and indirect, and NIKE’s shares outstanding; the risk of foreclosure given the nature of the associated transaction; protections against the appearance of insider trading, including prohibitions on sales during trading black-outs; and the ability to timely report sales on Form 4.

NIKE, INC.•2016 Notice of Annual Meeting 25

COMPENSATION DISCUSSION AND ANALYSIS

Change-in-Control Provisions

All unvested stock option, restricted stock, and restricted stock unit awards are subject to accelerated change-in-control vesting only when two events (a “double trigger”) occur. Vesting of grants is generally accelerated only if there is a change in control of the Company and either the acquiring entity fails to assume the awards or the employee’s employment is terminated by the acquirer without cause or by the employee for good reason within two years following a change in control. This double trigger was adopted to encourage executive retention through a period of uncertainty and a subsequent integration with an acquirer. The Committee believes that this approach will enhance shareholder value in the context of an acquisition, and align executives with the interests of investors. The effects of change-in-control transactions on stock option, restricted stock, and restricted stock unit awards are described further in “Potential Payments Upon Termination or Change-in-Control.”

Clawback Policy

Since June 2010 the company has had a policy for recoupment of incentive compensation (the “clawback policy”). In June 2015, the Committee and Board of Directors approved amendments to our incentive compensation plans to cover additional circumstances in which the Company may clawback awards. Under the clawback policy, an executive officer who is involved in wrongful conduct that results in a restatement of the Company’s financial statements must repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. The clawback policy covers the annual PSP award, LTIP payout, profit sharing contributions to the Deferred Compensation Plan, and excess proceeds from sales of stock acquired under stock option, restricted stock, and restricted stock unit awards that occurred prior to the restatement. The recent amendments to our Executive Performance Sharing Plan, Long-Term Incentive Plan and Stock Incentive Plan clarify that for all participants in those plans the Committee may apply additional clawback policies to awards, or add clawback terms to award agreements or notices, and that any clawback requirements of applicable law and regulation will apply to the plans.

Risk Assessment

At the Committee’s request, in fiscal 2016 management prepared and discussed with the Committee an assessment of potential risk associated with the Company’s compensation programs, including any risk that would be reasonably likely to have a material adverse effect on the Company. This included an assessment of risks associated with each element of employee compensation. The assessment considered certain design features of the compensation programs that reduce the likelihood of excessive risk taking, such as reasonable performance targets, capped payouts of incentive compensation, a balance of short- and long-term incentives, a balance of cash and equity incentives, vesting of awards over time, and the potential for clawback of incentive compensation. In addition, for equity compensation, in recent years the Committee and the Board have adopted stock ownership guidelines, limited accelerated vesting of stock options upon termination of employment, and implemented double-trigger accelerated vesting for all equity awards upon change in control (each as described above).

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers (other than the principal financial officer). The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. The Committee considers, among other things, the impact of this exclusion for performance-based compensation when developing and implementing our executive compensation programs. Annual awards under our Executive Performance Sharing Plan, long-term incentive awards under our Long-Term Incentive Plan and stock options under our Stock Incentive Plan generally are designed in a manner that is intended to meet the requirements under the exclusion. However, due to the complex nature of the requirements that must be met, we cannot guarantee that such awards will qualify as performance-based compensation under Section 162(m).

While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes. Therefore, amounts paid under any of our executive compensation programs may not qualify as performance-based compensation that is excluded from the Section 162(m) limitation on deductibility.

NIKE, INC.•2016 Notice of Annual Meeting 26

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

•	Timothy D. Cook, Chair

•	Elizabeth J. Comstock

•	John C. Lechleiter

•	Johnathan A. Rodgers

NIKE, INC.•2016 Notice of Annual Meeting 27

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth information concerning compensation for fiscal 2014-2016 paid to or earned by our Chief Executive Officer, our current and former Chief Financial Officer and our next three most highly compensated executive officers who were serving as executive officers on May 31, 2016. These individuals are referred to throughout this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Mark G. Parker	2016	1,550,000	33,500,142	4,179,450	7,305,902	1,079,808	47,615,302
Chairman, President and Chief	2015	1,550,000	3,500,028	2,791,800	8,251,937	725,965	16,819,730
Executive Officer	2014	1,550,000	3,500,024	2,451,174	6,538,177	638,974	14,678,349
Andrew Campion Executive Vice President and Chief Financial Officer	2016	822,306	625,025	1,519,800	1,772,897	105,479	4,845,507
Donald W. Blair	2016	359,615	—	—	—	245,422	605,037
Former Executive Vice President	2015	850,000	625,044	1,269,000	1,710,280	180,238	4,634,562
and Chief Financial Officer	2014	850,000	625,011	1,114,170	1,399,303	158,219	4,146,703
Trevor A. Edwards	2016	990,000	875,102	2,279,700	2,221,919	270,440	6,637,161
President, NIKE Brand	2015	935,000	750,006	1,353,600	1,956,831	236,637	5,232,074
	2014	935,000	750,001	1,114,170	1,560,837	204,920	4,564,928
Eric D. Sprunk	2016	990,000	750,007	2,026,400	1,927,813	335,126	6,029,346
Chief Operating Officer	2015	935,000	625,044	1,353,600	1,821,228	217,309	4,952,181
	2014	935,000	625,011	1,114,170	1,471,993	203,559	4,349,733
Jeanne P. Jackson	2016	923,077	500,042	2,153,050	1,865,989	189,511	5,631,669
President, Product and	2015	885,000	625,044	1,269,000	1,755,964	168,378	4,703,386
Merchandising	2014	885,000	625,011	1,114,170	1,429,234	159,979	4,213,394

(1)
Represents the grant date fair value of restricted stock and restricted stock unit awards granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of our Class B Stock on the grant date.

(2)
Represents the grant date fair value of options granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2016.

(3)	Non-Equity Incentive Plan Compensation consists of the following:

NIKE, INC.•2016 Notice of Annual Meeting 28

EXECUTIVE COMPENSATION

Name	Fiscal Year	Annual Incentive Compensation ($)	Long-Term Incentive Compensation ($)	Total ($)
Mark G. Parker	2016	2,577,402	4,728,500	7,305,902
	2015	4,046,337	4,205,600	8,251,937
	2014	2,503,777	4,034,400	6,538,177
Andrew Campion	2016	759,647	1,013,250	1,772,897
Donald W. Blair	2016	—	—	—
	2015	1,109,480	600,800	1,710,280
	2014	726,903	672,400	1,399,303
Trevor A. Edwards	2016	1,006,019	1,215,900	2,221,919
	2015	1,356,031	600,800	1,956,831
	2014	888,437	672,400	1,560,837
Eric D.Sprunk	2016	914,563	1,013,250	1,927,813
	2015	1,220,428	600,800	1,821,228
	2014	799,593	672,400	1,471,993
Jeanne P. Jackson	2016	852,739	1,013,250	1,865,989
	2015	1,155,164	600,800	1,755,964
	2014	756,834	672,400	1,429,234
Amounts shown in the Annual Incentive Compensation column were earned for performance in the applicable fiscal year under our Executive Performance Sharing Plan. Amounts shown in the Long-Term Incentive Compensation column were earned for performance during the three -year period ending with the applicable fiscal year under our Long-Term Incentive Plan.

(4)
For fiscal 2016 for each of the Named Executive Officers except for Mr. Blair, this includes profit-sharing contributions by us to the 401(k) Savings and Profit Sharing Plan in the amount of $10,399 and matching contributions by us to the 401(k) Savings and Profit Sharing Plan in the amount of $13,250 for Messrs. Parker, Campion, Edwards and Sprunk, and Ms. Jackson and $7,094 for Mr. Blair. Also includes profit-sharing contributions by us to the Deferred Compensation Plan in the following amounts: $209,215 for Mr. Parker, $57,009 for Mr. Campion, $81,665 for Mr. Edwards, $76,344 for Mr. Sprunk, and $71,156 for Ms. Jackson. Includes dividends paid on restricted stock and dividend equivalents credited (but not paid) on unvested restricted stock units in the following amounts: $813,901 for Mr. Parker, $12,341 for Mr. Campion, $25,827 for Mr. Blair, $151,797 for Mr. Edwards, $148,363 for Mr. Sprunk, and $94,705 for Ms. Jackson. This amount includes $5,388 for Mr. Campion and $4,425 for Mr. Edwards for Financial Advisory Services. Also includes the cost of daily residential security, including monitoring, patrols, and installation at primary residences provided by the Company in the following amounts: $17,808 for Mr. Parker, $7,093 for Mr. Campion, $8,904 for Mr. Edwards, and $86,770 for Mr. Sprunk. For Mr. Blair, this amount includes $212,500 in non-compete payments. For Mr. Parker, this amount includes the aggregate incremental cost to the Company for his personal use of the Company’s aircraft for travel to and from the board and shareholder meetings of an outside company for which Mr. Parker serves as a director. The aggregate incremental cost is determined based on the variable operating cost to the Company including the cost of fuel, maintenance, crew travel expenses, landing fees, parking fees, in-flight food and beverage and other smaller variable costs associated with each flight. This amount excludes the aggregate incremental cost to the Company for Mr. Parker’s personal use of the Company’s aircraft for which Mr. Parker reimbursed the Company in accordance with a time sharing agreement and as allowed under Federal Aviation Regulation 91.501(c) and (d).

NIKE, INC.•2016 Notice of Annual Meeting 29

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in Fiscal 2016
The following table sets forth information concerning the long-term incentive bonus opportunities, annual incentive bonus opportunities, restricted stock and restricted stock unit awards and stock options granted to the Named Executive Officers in fiscal 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum	Estimated Possible Payout Under Equity Incentive Plan Awards (3)	All Other Stock Awards: Number of Shares of Stock (5)	All Other Option Award: Number of Shares Underlying Options (6)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (7)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)
Mark G.	6/18/2015	1,395,000 (1)	2,790,000 (1)	4,185,000 (1)
Parker	6/18/2015	1,750,000 (2)	3,500,000 (2)	7,000,000 (2)
	6/30/2015				333,272	222,182 (4)			30,000,071
	7/17/2015					62,058			3,500,071
	7/17/2015						330,000	56.40	4,179,450
Andrew	6/18/2015	415,000 (1)	830,000 (1)	1,245,000 (1)
Campion	6/18/2015	375,000 (2)	750,000 (2)	1,500,000 (2)
	7/17/2015					11,082			625,025
	7/17/2015						120,000	56.40	1,519,800
Trevor A.	6/18/2015	550,000 (1)	1,100,000 (1)	1,650,000 (1)
Edwards	6/18/2015	500,000 (2)	1,000,0000 (2)	2,000,000 (2)
	7/17/2015					15,516			875,102
	7/17/2015						180,000	56.40	2,279,700
Eric D.	6/18/2015	500,000 (1)	1,000,000 (1)	1,500,000 (1)
Sprunk	6/18/2015	375,000 (2)	750,000 (2)	1,500,000 (2)
	7/17/2015					13,298			750,007
	7/17/2015						160,000	56.40	2,026,400
Jeanne P.	6/18/2015	465,000 (1)	930,000 (1)	1,395,000 (1)
Jackson	6/18/2015	375,000 (2)	750,000 (2)	1,500,000 (2)
	7/17/2015					8,866			500,042
	7/17/2015						170,000	56.40	2,153,050

(1)
These amounts represent the potential bonuses payable for performance during fiscal 2016 under our Executive Performance Sharing Plan. Under this plan, the Compensation Committee approved target awards for fiscal 2016 based on a percentage of the executive’s base salary paid during fiscal 2016 as follows: Mr. Parker, 180%; Mr. Campion, 100%; Mr. Edwards, 110%; Mr. Sprunk, 100%; and Ms. Jackson, 100%. The Committee also established a series of performance targets based on our income before income taxes (“PTI”) for fiscal 2016 (excluding the effect of acquisitions, divestitures and accounting changes) corresponding to award payouts ranging from 50% to 150% of the target awards. The PTI for fiscal 2016 required to earn the target award payout was $4,680 million. The PTI for fiscal 2016 required to earn the 150% maximum payout was $5,054 million. The PTI for fiscal 2016 required to earn the 50% threshold payout was $4,306 million. Participants receive a payout at the percentage level at which the performance target is met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Actual award payouts earned in fiscal 2016 and paid in fiscal 2017 are shown in footnote 4 to the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)
These amounts represent the potential long-term incentive awards payable for performance during the three-year period consisting of fiscal 2016-2018 under our Long-Term Incentive Plan. Under this plan, the Compensation Committee approved target awards for the performance period and also established a series of performance targets based on our cumulative revenues and cumulative diluted earnings per common share (“EPS”) for the performance period (excluding the effect of acquisitions, divestitures and accounting changes not reflected in our business plan at the time of approval of the target awards) corresponding to award payouts ranging from 50% to 200% of the target awards. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. For cumulative revenues over the performance period, the target payout requires revenues of $105,266 million, the 50% threshold payout requires revenues of $101,293 million, and the 200% maximum payout requires revenues of $113,521 million. For cumulative EPS over the performance period, the target payout requires EPS of $7.12, the 50% threshold payout requires EPS of $6.61, and the 200% maximum payout requires EPS of $8.225. Under the terms of the awards, on the first payroll period ending in August 2018 we will issue the award payout to each participant, provided that the participant is employed by us on the last day of the performance period.

NIKE, INC.•2016 Notice of Annual Meeting 30

EXECUTIVE COMPENSATION

(3)
This amount represents the grant of performance-based restricted stock units (“Performance-Based RSUs”) to Mr. Parker under our Stock Incentive Plan, based on the Company’s performance during the five-year period consisting of fiscal 2016-2020. This Performance-Based RSU award represents 60% of a retention RSU award granted to Mr. Parker on June 30, 2015, with an additional 40% subject only to time vesting (the “Time-Based RSUs” described in footnote (4) below). Under this Performance-Based RSU award, a target number of 333,272 shares, are subject to performance vesting based on our cumulative revenue growth and cumulative EPS growth for the performance period (excluding the effect of acquisitions, divestitures and accounting changes not reflected in our business plan at the time of approval of the target awards). For Mr. Parker to earn the maximum payout for the Performance-Based RSUs (100% of the target number of shares), the Company must achieve a 9% compound annual growth rate (“CAGR”) from fiscal 2015 for cumulative revenues over the five-year performance period, and a 13% CAGR from fiscal 2015 for cumulative EPS. For Mr. Parker to earn a threshold payout of 50% of the target number of shares of the Performance-Based RSUs, the Company must achieve cumulative revenues corresponding to a 7% CAGR, and for EPS, cumulative EPS corresponding to a 9% CAGR. These are higher CAGRs for revenue and the same CAGRs for EPS established by the Committee for target and threshold payouts under the LTIP for the fiscal 2016-2018 performance period. Payout may occur at 25% of the target number of shares of the Performance-Based RSUs if either the revenue or EPS related percentage achievement is less than threshold, but percentage achievement of the other target is at the threshold level. Additional shares will be earned for the Performance-Based RSUs pro rata for performance between the threshold and maximum levels. If performance is not achieved at the threshold level for either target, no shares will be earned for the Performance-Based RSUs. The Performance-Based RSUs are also subject to time vesting and will not be earned unless Mr. Parker remains employed with the Company through June 30, 2020. In addition, the vesting of the Performance-Based RSUs will accelerate fully in the event of a “double trigger” change in control, but will vest at threshold levels in the event of his death or disability. The terms “change in control”, and “double trigger” are as defined in the Company’s current form of Restricted Stock Unit Agreement. Mr. Parker’s Performance-Based RSU award is otherwise subject to the other terms of the Company’s current Restricted Stock Unit Agreement, as modified by the Committee to expand the Company’s ability to recoup issued RSUs in the event of breach of confidentiality or violation of other specified obligations to the Company, including breach of any covenant not to compete and non-solicitation of non-disclosure agreement, or material breach of any other agreement with the Company.

(4)
The Time-Based RSU portion of Mr. Parker’s June 30, 2015 retention RSU award, or 222,182 shares, is subject only to time vesting and will be earned if Mr. Parker remains employed with the Company through June 30, 2020. The vesting of Mr. Parker’s Time-Based RSUs will accelerate fully in the event of his death, disability or a “double trigger” change in control. The terms “change in control,” “double trigger” are as defined in the Company’s current form of Restricted Stock Unit Agreement. Mr. Parker’s Time-Based RSU award is otherwise subject to the other terms of the Company’s current form of Restricted Stock Unit Agreement, as modified by the Committee to expand the Company’s ability to recoup issued RSUs in the event of breach of confidentiality or violation of other specified obligations to the Company, including breach of any covenant not to compete and non-solicitation or non-disclosure agreement, or material breach of any other agreement with the Company.

(5)
All amounts reported in this column represent grants of restricted stock under our Stock Incentive Plan. Restricted stock generally vests in three equal installments on the first three anniversaries of the grant date. Vesting will be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change-in-Control.” Dividends are payable on restricted stock at the same rate paid on all other outstanding shares of our Class B Stock.

(6)
All amounts reported in this column represent options granted under our Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Options will become fully exercisable in certain circumstances as described below under “Potential Payments Upon Termination or Change-in-Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(7)
For stock awards, represents the value of restricted shares granted based on the closing market price of our Class B Stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $12.665 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under accounting guidance applicable to stock-based compensation. The assumptions made in determining option values are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2016.

NIKE, INC.•2016 Notice of Annual Meeting 31

EXECUTIVE COMPENSATION

Outstanding Equity Awards at May 31, 2016
The following table sets forth information concerning outstanding stock options and unvested restricted stock and restricted stock units held by the Named Executive Officers at May 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)

Mark G. Parker	419,300	—		14.6300	7/20/2017
	540,000	—		14.5500	7/18/2018
	600,000	—		13.1100	7/17/2019
	660,000	—		17.2400	7/16/2020
	660,000	—		22.9250	7/15/2021
	495,000	165,000	(2)	23.2700	7/20/2022
	165,000	165,000	(3)	31.6750	7/19/2023
	82,500	247,500	(4)	38.7600	7/18/2024
	—	330,000	(5)	56.4000	7/17/2025	1,473,272 (6)	81,354,080
Andrew Campion	20,000	—		13.1100	7/17/2019
	70,000	—		17.2400	7/16/2020
	103,000	—		22.9250	7/15/2021
	90,000	30,000	(2)	23.2700	7/20/2022
	30,000	30,000	(3)	31.6750	7/19/2023
	20,000	60,000	(4)	38.7600	7/18/2024
	—	120,000	(5)	56.4000	7/17/2025	21,023 (7)	1,160,890
Donald W. Blair	200,000	—		17.2400	7/16/2020
	200,000	—		22.9250	7/15/2021
	180,000	60,000	(2)	23.2700	7/20/2022
	75,000	75,000	(3)	31.6750	7/19/2023
	37,500	112,500	(4)	38.7600	7/18/2024
Trevor A. Edwards	200,000	—		14.6300	7/20/2017
	200,000	—		14.5500	7/18/2018
	200,000	—		13.1100	7/17/2019
	200,000	—		17.2400	7/16/2020
	200,000	—		22.9250	7/15/2021
	180,000	60,000	(2)	23.2700	7/20/2022
	75,000	75,000	(3)	31.6750	7/19/2023
	40,000	120,000	(4)	38.7600	7/18/2024	251,180 (8)	13,870,160
	—	180,000	(5)	56.4000	7/17/2025
Eric D. Sprunk	176,040	—		17.2400	7/16/2020
	200,000	—		22.9250	7/15/2021
	180,000	60,000	(2)	23.2700	7/20/2022
	75,000	75,000	(3)	31.6750	7/19/2023
	40,000	120,000	(4)	38.7600	7/18/2024
	—	160,000	(5)	56.4000	7/17/2025	245,497 (9)	13,556,344
Jeanne P. Jackson	200,000	—		22.9250	7/15/2021
	180,000	60,000	(2)	23.2700	7/20/2022
	75,000	75,000	(3)	31.6750	7/19/2023
	37,500	112,500	(4)	38.7600	7/18/2024
	—	170,000	(5)	56.4000	7/17/2025	155,117 (10)	8,565,561

(1)	Stock options generally become exercisable for option shares in four equal installments on each of the first four anniversaries of the grant date.

(2)	100% of these shares vested on July 20, 2016.

(3)	50% of these shares vested on July 19, 2016 and 50% will vest on July 19, 2017.

(4)	33.3% of these shares vested on July 18, 2016, 33.3% will vest on July 18, 2017, and 33.3% will vest on July 18, 2018.

(5)	25% of these shares vested on July 17, 2016, 25% will vest on July 17, 2017, 25% will vest on July 17, 2018, and 25% will vest on July 17, 2019.

NIKE, INC.•2016 Notice of Annual Meeting 32

EXECUTIVE COMPENSATION

(6)
20,686 of these shares vested on July 17, 2016, 20,686 of these shares will vest on July 17, 2017, and 20,686 of these shares will vest on July 17, 2018. 30,100 of these shares vested on July 18, 2016, and 30,100 of these shares will vest on July 18, 2017. 36,832 of these shares vested on July 19, 2016. 758,728 of these shares will vest on May 18, 2017. 555,454 of these shares will vest on June 30, 2020.

(7)
3,694 of these shares vested on July 17, 2016, 3,694 of these shares will vest on July 17, 2017, and 3,694 of these shares will vest on July 17, 2018. 3,655 of these shares vested on July 18, 2016, and 3,655 of these shares will vest on July 18, 2017. 2,631 of these shares vested on July 19, 2016.

(8)
5,172 of these shares vested on July 17, 2016, 5,172 of these shares will vest on July 17, 2017, and 5,172 of these shares will vest on July 17, 2018. 6,450 of these shares vested on July 18, 2016, and 6,450 of these shares will vest on July 18, 2017. 7,892 of these shares vested on July 19, 2016. 214,872 of these shares will vest on July 20, 2017.

(9)
4,433 of these shares vested on July 17, 2016, 4,433 of these shares will vest on July 17, 2017, and 4,432 of these shares will vest on July 17,2018. 5,375 of these shares will vest on July 18, 2016, and 5,375 of these shares will vest on July 18, 2017. 6,577 of these shares vested on July 19, 2016., 214,872 of these shares will vest on July 20, 2017.

(10)
2,956 of these shares vested on July 17, 2016, 2,955 of these shares will vest on July 17, 2017, and 2,955 of these shares will vest on July 17, 2018. 5,375 of these shares vested on July 18, 2016, and 5,375 of these shares will vest on July 18, 2017. 6,577 of these shares vested on July 19, 2016. 128,924 of these shares will vest on July 20, 2017.

Option Exercises and Stock Vested During Fiscal 2016
The following table sets forth information concerning stock option exercises and vesting of restricted stock during fiscal 2016 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark G. Parker	1,120,700	53,650,260	117,068	6,610,908
Andrew Campion	—	—	9,152	516,645
Donald W. Blair	200,000	9,549,000	149,829	8,473,105
Trevor A. Edwards	458,690	23,129,098	23,294	1,315,259
Eric D. Sprunk	410,328	20,382,636	20,906	1,180,575
Jeanne P. Jackson	232,000	9,602,539	20,550	1,160,438

Equity Compensation Plan Information

The following table summarizes information regarding outstanding options and shares available for future issuance under equity compensation plans approved by shareholders and equity compensation plans that were not approved by shareholders as of May 31, 2016. The table does not reflect issuances made during fiscal 2017.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders (1)	115,276,056	$30.3829	113,043,579
Equity compensation plans not approved by shareholders (2)	—	—	1,332,945
Total	115,276,056	$30.3829	114,376,524

(1)
Includes 115,276,056 shares subject to awards of options, restricted stock units and stock appreciation rights outstanding under the Stock Incentive Plan. Includes 108,263,326 shares available for future issuance under the Stock Incentive Plan, and 4,780,253 shares available for future issuance under the Employee Stock Purchase Plan. Includes the full award value of RSUs granted to Mr. Parker of 333,272 shares subject to five-year and performance vesting.

(2) Includes 1,332,945 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan.
(3) These weighted-average exercise prices do not reflect the shares that will be issued upon the payment of outstanding awards of restricted stock units.

NIKE, INC.•2016 Notice of Annual Meeting 33

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation in Fiscal 2016

Name	Plan Name	Executive Contributions in Fiscal 2016 (1)	NIKE Contributions in Fiscal 2016 (1)	Aggregate Earnings in Fiscal 2016	Aggregate Withdrawals/ Distributions in Fiscal 2016	Aggregate Balance at 5/31/2016 (1)
Mark G. Parker	DCP	$1,617,328	$156,860	$16,211	—	$12,655,863
Andrew Campion	DCP	164,461	44,389	17,458	—	679,600
Donald W. Blair	DCP	1,877,139	54,449	(240,815)	94,297	14,749,589
Trevor A. Edwards	DCP	1,442,759	64,643	6,058	—	15,099,939
Eric D. Sprunk	DCP	760,414	60,969	(147,378)	—	7,487,007
Jeanne P. Jackson	DCP	—	57,134	(41,888)	—	1,249,630

(1)
All amounts reported in the Executive Contributions column are also included in amounts reported in the Summary Compensation Table. The amounts reported in the NIKE Contributions column represent profit sharing contributions made by us in early fiscal 2016 based on fiscal 2015 results; these amounts are also included in amounts reported for fiscal 2015 in the All Other Compensation column of the Summary Compensation Table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Parker, $11,674,444; Mr. Campion, $208,850, Mr. Blair, $11,257,325; Mr. Edwards, $7,872,940; Mr. Sprunk, $2,837,867; and Ms. Jackson, $173,172.

Non-Qualified Deferred Compensation Plans

The Named Executive Officers are eligible to participate in our Deferred Compensation Plan (the “DCP”). Participants in the DCP may elect in advance to defer up to 100 percent of their annual base salary, bonus and long-term incentive payments.
Each year, we share profits with our employees in the form of profit sharing contributions to defined contribution retirement plans. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. To the fullest extent permitted under Internal Revenue Code limitations, these contributions are made to employees’ accounts under our qualified 401(k) Savings and Profit Sharing Plan. Contributions based on salary and bonus in excess of the tax law limit ($265,000 for fiscal 2016) are made as NIKE contributions under the DCP.
Amounts deferred under the DCP are credited to a participant’s account under the DCP. Each participant may allocate his or her account among any combination of the investment funds available under the DCP. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances daily. The funds available under the DCP consist of 16 mutual funds with a variety of investment objectives. The investment funds had annual returns in fiscal 2016 ranging from -14.59% to 10.44%. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

The portion of a participant’s account attributable to elective deferrals, including investment returns, is fully vested at all times. The portion of a participant’s account attributable to NIKE contributions, including investment returns, is fully vested after the participant has been employed by us for five years. All of the Named Executive Officers are fully vested in their NIKE contributions.
Each time they elect to defer compensation, participants make an election regarding distribution of the compensation deferred under the election (as adjusted to reflect investment performance). A participant may elect for distribution to be made in a lump sum at the beginning of a predetermined year while the participant is still employed or in service (but no sooner than the fourth year after the year in which the distribution election is submitted). Alternatively, a participant may elect for distribution to be made in a lump sum or in quarterly installments over five, ten or fifteen years after termination of employment or service. Participants have limited rights to change their distribution elections. Participants may make a hardship withdrawal under certain circumstances. Subject to certain limitations, a participant may also at any time request to withdraw amounts from his or her account balance that were vested as of December 31, 2004 (and any subsequent investment returns on such amount). If such request is approved, the participant may withdraw 90% of the amount requested, and the remaining 10% will be permanently forfeited.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Compensation — Acceleration of Equity Awards
All unvested stock option, restricted stock, and restricted stock unit (“RSU”) awards are subject to accelerated vesting upon the occurrence of two events (a “double trigger”): there is a “change in control” and the Named Executive Officer’s employment is terminated by us without “cause” or by the Named Executive Officer for “good reason,” in each case on or before the second anniversary of the change in control. In addition, for stock options granted since July 2010, the standard period for exercising options following termination of employment is extended from three months to four years, but not beyond each option’s original 10-year term. A double trigger with respect to vesting of stock options and RSUs will also occur if we are acquired and the acquiring company does not assume the outstanding options or RSUs. In our agreements, “change in control” is generally defined to include:

•
the acquisition by any person of 50% or more of our outstanding Class A Stock or, if the Class A Stock no longer elects a majority of directors, the acquisition by any person of 30% or more of our total outstanding Common Stock,

•
the nomination (and subsequent election) in a two-year period of a majority of our directors by persons other than the incumbent directors, and a sale of all or substantially all of our assets, or an acquisition of NIKE through a merger, consolidation or share exchange.

NIKE, INC.•2016 Notice of Annual Meeting 34

EXECUTIVE COMPENSATION

In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, and a home office relocation of over 50 miles.

The following table shows the estimated benefits that would have been received by the Named Executive Officers if a double trigger had occurred on May 31, 2016, when the closing price of our Class B Stock was $55.22 per share.

Name	Stock Award Acceleration (1)	Stock Option Acceleration (2)	Total
Mark G. Parker	$81,354,080	$17,785,717	$99,139,797
Andrew Campion	1,160,890	4,171,433	5,332,323
Donald W. Blair	—	6,014,004	6,014,004
Trevor A. Edwards	13,870,160	8,074,000	21,944,160
Eric D. Sprunk	13,556,344	7,861,845	21,418,189
Jeanne P. Jackson	8,565,561	7,817,322	16,382,883

(1)
Information regarding unvested restricted stock and restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements provide that all shares will immediately vest upon the occurrence of a double trigger. The amounts in the table above represent the number of unvested restricted shares and RSUs multiplied by the closing price of our Class B Stock on May 31, 2016.

(2)
Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The agreements governing unvested stock options provide that upon the occurrence of a double trigger all unexercisable options will immediately become fully exercisable and the standard three-month period for exercising options following termination of employment will be extended to four years, but not beyond each option’s original 10-year term. Amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options, the aggregate value as of May 31, 2016 of those options assuming a four-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable options granted since July 2010, the increase in value of those options resulting from the extension of the post-termination exercise period from three months to four years, with the option values for three-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation.

Benefits Triggered on Certain Employment Terminations
Stock Option Acceleration and Extension
As of May 31, 2016, each Named Executive Officer held options to purchase Class B Stock as listed in the Outstanding Equity Awards table above. Under the terms of the stock options granted to each Named Executive Officer before July 2010, upon the death or disability of the officer, the standard three-month period for exercising options following termination of employment is extended to 12 months, but not beyond each option’s original 10-year term. Under the terms of the stock options granted to each Named Executive Officer since July 2010, upon the death or disability of the officer, all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to four years, but not beyond each option’s original 10-year term. If death or disability of a Named Executive Officer had occurred on May 31, 2016, the sum of (i) for outstanding unexercisable options that would have become exercisable, the aggregate value as of May 31, 2016 of those options assuming a four-year remaining term, in the case of options granted since July 2010, and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable options, the increase in value, if any, of those options resulting from the extension of the post-termination exercise period from three months to 12 months, in the case of options granted before July 2010, and from three months to four years, in the case of options granted since July 2010, with the option values as of May 31, 2016 for three-month, 12-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, is $17,627,886 for Mr. Parker, $8,002,259 for Mr. Edwards, $7,790,104 for Mr. Sprunk, $7,745,580 for Ms. Jackson, $5,942,263 for Mr. Blair and $4,142,737 for Mr. Campion.

Under the terms of the unvested stock options granted to Named Executive Officers since July 2010, vesting of options that have been outstanding for at least one year will be accelerated if the holder retires after reaching age 60 with at least 5 years of service, and vesting of options that have been outstanding for at least one year will continue notwithstanding termination of employment if the holder retires after reaching age 55 with at least 5 years of service. In addition, for any holder who retires after reaching age 55 with at least 5 years of service, the standard three-month period for exercising these options following termination of employment will be extended to four years, but not beyond the option’s original 10-year term. If termination of employment of a Named Executive Officer (other than due to death or disability) had occurred on May 31, 2016, the sum of (i) for outstanding unexercisable options that would have become exercisable, the aggregate value as of May 31, 2016 of those options assuming a four-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable options granted since July 2010, the increase in value, if any, of those options resulting from the extension of the post-termination exercise period from three months to four years, with the option values as of May 31, 2016 for three-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, is $14,127,329 for Mr. Parker and $5,942,263 for Mr. Blair and Ms. Jackson. The value for Messrs. Sprunk, Campion and Edwards is zero because they have not reached age 55.

NIKE, INC.•2016 Notice of Annual Meeting 35

EXECUTIVE COMPENSATION

Stock Award Acceleration
As of May 31, 2016, each Named Executive Officer held unvested restricted stock and restricted stock units as set forth in the Outstanding Equity Awards table above. Under the terms of their award agreements, all unvested restricted shares and restricted stock units will immediately vest fully upon the death or disability of the officer, except that Performance-Based RSUs held by Mr. Parker will vest at the threshold amount. The value of the unvested restricted shares and restricted stock units held by each Named Executive Officer as of May 31, 2016 that would have become vested if death or disability had occurred on that date is as set forth in the “Stock Award Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above, except that the amount for Mr. Parker would be $72,152,440.
Payments Under Noncompetition Agreements
We have an agreement with Mr. Parker that contains a covenant not to compete that extends for two years following the termination of his employment with us. The agreement provides that if Mr. Parker’s employment is terminated by us, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target Performance Sharing Plan bonus (“Annual NIKE Income”). The agreement provides further that if Mr. Parker voluntarily resigns, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual NIKE Income. However, commencement of the above-described monthly payments will be delayed until after the six-month period following Mr. Parker’s separation from service, and all payments that he would otherwise have received during that period will be paid in a lump sum promptly following the end of the period, together with interest at the prime rate. If employment is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if employment is terminated for cause, we may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If the employment of Mr. Parker had been terminated by us on May 31, 2016 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $361,667 per month for the 24-month period ending May 31, 2018. If Mr. Parker had voluntarily resigned on May 31, 2016 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $180,833 per month for the 24-month period ending May 31, 2018.
We have noncompetition agreements with Messrs. Campion, Sprunk and Edwards, and Ms. Jackson on the same terms, except that the noncompetition period is one year instead of two years, the six-month delay for commencement of payments does not apply and we may unilaterally waive the covenant in all cases including termination without cause. In addition, for Messrs. Campion, Sprunk and Edwards, and Ms. Jackson, the monthly payments are one-twelfth or one-twenty-fourth of their current annual salaries, instead of their Annual NIKE Income. If the employment of these officers had been terminated by us on May 31, 2016 and assuming the covenant is not waived, we would have been required to pay Mr. Campion $69,167 per month, Messrs. Sprunk and Edwards $83,833 per month, and Ms. Jackson $77,500 for the 12-month period ending May 31, 2017. If these officers had voluntarily resigned on May 31, 2015 and assuming the covenant is not waived, we would have been required to pay Mr. Campion $34,583 per month, Messrs. Sprunk and Edwards $41,667 per month, and Ms. Jackson $38,750 per month for the 12-month period ending May 31, 2017. Mr. Blair had non-competition agreement on the same terms as those set forth in this paragraph and as a result of his retirement effective July 31, 2015, received $212,500 in noncompetition payments.

NIKE, INC.•2016 Notice of Annual Meeting 36

PROPOSAL 2

Proposal 2	Shareholder Advisory Vote to Approve Executive Compensation

We are submitting to shareholders our annual “say-on-pay proposal,” an advisory vote to approve the compensation of our Named Executive Officers as described in this proxy statement.
At the Company’s 2015 annual meeting of shareholders, 89% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation.
As discussed in the Compensation Discussion and Analysis, our compensation philosophy is designed to attract and retain highly talented individuals, provide rewards for strong business results and individual performance, and motivate executives to maximize long-term shareholder value. The program is competitive in the marketplace, highly incentive-based to align interests of executives with those of shareholders, and balanced across incentives to appropriately mitigate risk.
To achieve the objectives of our executive compensation program and emphasize pay-for-performance principles, the Compensation Committee has continued to employ the strong governance practices described in “Executive Compensation Governance Practices” on page 16, including:

•	basing a majority of total compensation on performance and retention incentives;

•	setting annual and long-term incentive targets based on clearly disclosed, objective performance measures and the Company’s performance goals;

•	mitigating undue risk associated with compensation by using multiple performance targets, caps on potential incentive payments and a clawback policy; and

•	requiring executive officers and non-employee directors to hold NIKE stock through published stock ownership guidelines.
Because your vote is advisory, it will not be binding on the Board. However, the Board values shareholder opinions, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR approval of the compensation paid to the Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables).

NIKE, INC.•2016 Notice of Annual Meeting 37

PROPOSAL 3

Proposal 3	Approval of Amendment to the NIKE, Inc. Employee Stock Purchase Plan to Increase the Number of Shares Authorized Under the Plan

The Company’s Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board of Directors and shareholders in 2001. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The ESPP is intended to provide a convenient and practical means by which employees may participate in stock ownership of the Company. An aggregate of 40,000,000 shares of Class B Stock (as adjusted to reflect the two-for-one stock split of Class B Stock effected on December 23, 2015) has been reserved for issuance under the ESPP. As of May 31, 2016, only 6,113,198 shares of Class B Stock were available for purchase under the ESPP.
The Board of Directors believes that the ESPP promotes the interests of the Company and its shareholders by encouraging employees of the Company and participating subsidiaries to become shareholders, and therefore promotes the Company’s growth and success. The Board also believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of Class B Stock pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. The Board believes that it is desirable and in the best interests of the Company and its shareholders to continue to provide employees of the Company and its participating subsidiaries with benefits under the ESPP and that additional shares must be reserved for use under the ESPP. Accordingly, on April 21, 2016, the Board approved, subject to shareholder approval, an amendment to the ESPP to reserve an additional 11,000,000 shares of Class B Stock for issuance under the ESPP. A copy of the ESPP, as proposed to be amended, is attached to this proxy statement as Exhibit A.
The following description of the ESPP is a summary of certain provisions and is qualified in its entirety by reference to Exhibit A.
Description of the ESPP
Eligibility. All active employees of the Company and its participating subsidiaries are eligible to participate in the ESPP, except for the following: (a) any employee who has been employed less than one month when an offering commences, (b) any employee whose customary employment is less than 20 hours per week, and (c) any employee who would, immediately after an offering, and after including the number of shares that could be purchased in that offering, own or be deemed to own five percent or more of the voting power or value of all classes of stock of the Company or any subsidiary of the Company. Approximately 20,879 employees are currently eligible to participate in the ESPP.
Administration. The Board of Directors has delegated to the Company’s senior human resources executive (the “Authorized Officer”) all authority for administration of the ESPP. The Authorized Officer may promulgate rules and regulations, adopt forms, decide any question of interpretation or rights arising under, and generally supervises the administration of, the ESPP. The Company pays all expenses of the ESPP.
ESPP Offerings. The ESPP is implemented by a series of six-month offerings, with a new offering commencing on April 1 and October 1 of each year. The first day of each offering is the “offering date” for that offering, and the last day of each offering is the “purchase date” for that offering. An employee may purchase shares only through payroll deductions permitted under the ESPP. Payroll deductions must be not less than 1% nor more than 10% of the participant’s eligible compensation.
The maximum number of shares that any employee may purchase in any single offering is 500 shares. In addition, the terms of an offering may not allow an employee’s right to purchase shares under all stock purchase plans of the Company and its subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares, as determined on the offering date, in any calendar year.
An employee may terminate participation in the ESPP by written notice to the Company submitted no later than the “change deadline” for that offering, which is the number of days before the purchase date established by the Authorized Officer. An employee may not reinstate participation in the ESPP with respect to a particular offering after once terminating participation in the ESPP with respect to that offering, but may participate in subsequent offerings. Generally, upon termination of an employee’s participation in the ESPP, all amounts deducted from the employee’s pay that had not yet been used to purchase shares shall be returned to the employee. The rights of employees under the ESPP are not transferable.
Purchase Price. The price at which shares may be purchased in an offering is the lower of (a) 85 percent of the fair market value of a share of Class B Stock on the offering date of the offering or (b) 85 percent of the fair market value of a share of Class B Stock on the purchase date of the offering. The fair market value of a share of Class B Stock on any date is the closing price on the immediately preceding trading day of the Class B Stock on the New York Stock Exchange or, if the Class B Stock is not traded on the New York Stock Exchange, such other reported value of the Class B Stock as may be specified by the Board of Directors.
Custodian. Shares purchased under the ESPP are delivered to and held in the custody of a custodian (the “Custodian”), which is an investment or financial firm appointed by the Authorized Officer. By appropriate instructions to the Custodian, an employee may from time to time sell all or part of the shares held by the Custodian for the participant’s account in the public market at the market price at the time the order is executed. Also by appropriate instructions, the employee may transfer all or part of the shares held for that employee by the Custodian to the employee or to a regular individual brokerage account in the employee’s own name, except that no shares may be so transferred until two years after the offering date of the offering in which the shares were purchased.
Termination and Amendment. The ESPP will terminate when all of the shares reserved for purposes of the ESPP have been purchased, provided that the Board of Directors or the Authorized Officer in their sole discretion may terminate the ESPP at any time with respect to any participating subsidiary and the Board of Directors in its sole discretion may at any time terminate the ESPP completely.
The Board or the Authorized Officer may at any time amend the ESPP in any and all respects, except that only the Board may change (a) the number of shares reserved for the ESPP, (b) the maximum percentage of an employee’s eligible compensation that may be deducted from an employee’s paycheck during an offering, (c) the purchase price of shares offered pursuant to the ESPP, (d) the maximum number of shares that any participant may purchase in any single offering or certain other purchase limitations, or (e) certain other terms of the ESPP relating to the offering and purchase dates. Notwithstanding the foregoing, the Board may not without shareholder approval increase the number of shares reserved for the ESPP (except for adjustments in the event of stock dividends, reverse or forward stock splits, combinations of shares, recapitalizations or other changes in the outstanding Class B Stock) or decrease the purchase price of shares offered pursuant to the ESPP.

NIKE, INC.•2016 Notice of Annual Meeting 38

PROPOSAL 3

Tax Consequences
The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, employees will not recognize taxable income or gain with respect to shares purchased under the ESPP either at the offering date or the purchase date of an offering. If an employee disposes of shares purchased under the ESPP more than two years after the offering date, or in the event of the employee’s death at any time, the employee or the employee’s estate generally will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the applicable purchase price, or (b) 15 percent of the fair market value of the shares on the offering date. In the case of such a disposition or death, the Company will not be entitled to any deduction from income. Any gain on the disposition in excess of the amount treated as ordinary compensation income generally will be capital gain.
If an employee disposes of shares purchased under the ESPP within two years after the offering date, the employee generally will be required to report the excess of the fair market value of the shares on the purchase date over the applicable purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price generally will be capital gain or loss. In the event of a disposition within two years after the offering date, subject to certain limitations such as the $1,000,000 cap on deductibility under Section 162(m) of the Code, the Company generally will be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income.
Foreign Subsidiary Employee Stock Purchase Plan
The Company also operates a Foreign Subsidiary Employee Stock Purchase Plan (the “Foreign ESPP” and, when referred to herein collectively with the ESPP, the “Plans”) pursuant to which selected groups of employees of the Company’s foreign subsidiaries are provided an opportunity to purchase shares of Class B Stock that is similar to the opportunity to purchase shares afforded under the ESPP. An aggregate of 8,000,000 shares of Class B Stock has been reserved for issuance under the Foreign ESPP.
Purchases Under the ESPP and the Foreign ESPP
The following table indicates shares purchased under the Plans during the last fiscal year by the Named Executive Officers, by all executive officers as a group and by all employees (excluding executive officers) as a group:

	Shares Purchased in Fiscal 2016
Name and Position	Dollar Value (1)	Number of Shares
Mark G. Parker, President and Chief Executive Officer	—	—
Andrew Campion, Executive Vice President and Chief Executive Officer	$3,977	407
Donald W. Blair, Former Executive Vice President and Chief Executive Officer	—	—
Trevor A. Edwards, President, NIKE Brand	$6,670	470
Eric D. Sprunk, Chief Operating Officer	$6,670	470
Jeanne P. Jackson, President, Product and Merchandising	$6,741	469
All Executive Officers (10 persons)	$48,631	3,610
All Employees, excluding Executive Officers	$35,013,602	2,475,431
(1) “Dollar Value” equals the difference between the price paid for the shares purchased under the Plans and the fair market value of the share on the date the shares were purchased.

Board Recommendation

The Board of Directors recommends voting FOR approval of the amendment to the NIKE, Inc. Employee Stock Purchase Plan.

NIKE, INC.•2016 Notice of Annual Meeting 39

PROPOSAL 4

Proposal 4	Shareholder proposal regarding political contributions disclosure

The following shareholder proposal (the “Proposal”) will be voted on at the annual meeting only if properly presented by or on behalf of the shareholder proponent. Mercy A. Rome, c/o Newground Social Investment, 10033 - 12th Ave. N.W., Seattle, WA 98177, a holder of 76 shares of Class B Stock submitted the the Proposal. The Board of Directors recommends a vote AGAINST the Proposal and asks shareholders to read through NIKE’s response which follows the shareholder proposal.
RESOLVED: Shareholders request that NIKE, Inc. (“NIKE”) provide a report, updated semiannually, that discloses NIKE’s:

1.
Policies and procedures for making, with corporate funds or assets, direct or indirect contributions and expenditures to: (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of person(s) at NIKE responsible for decision-making.

The report shall be presented to the Board or relevant Board committee, and posted on NIKE’s website.

Supporting Statement

Long-term shareholders support transparency and accountability in corporate spending on political activities, both because it is in our best interest and because it is critical for NIKE’s compliance with federal ethics laws. Gaps in reporting keep shareholders in the dark and expose NIKE to reputational and business risks that could threaten shareholder value.

NIKE’s current policy regarding political spending has a number of significant gaps:

•
In 2011 NIKE pledged annual disclosures, but the 2013 and 2014 reports (the first released) reported only on Oregon, and the 2015 report only included California. NIKE’s disclosure policy is stated in a fashion that is the most convoluted and difficult to understand of all the political spending policies that we have examined.

The language seems to ensure that only one state per year will ever be reported on, and that NIKE will only report “direct” (not indirect) or “cash” (not in-kind) payments. This leaves quite a lot to be desired - and potentially significant amounts of shareholder dollars unaccounted for.

•
The policy requires senior-executive approval of contributions only when amounts total more than $100,000 annually to an entity - which creates significant gaps, inadequate transparency, and is too high a threshold to ensure meaningful stewardship.

•	It does not address payments to any third-party groups - neither to trade associations nor 501(c)(4)s - which are the ‘dark money’ conduits by which hidden corporate cash enters the political system.

According to reputable public sources, NIKE has contributed at least $2.46 million in corporate funds since the 2004 election cycle. However, public data does not provide a complete picture and NIKE does not report on the most important avenue of hidden corporate money into politics: Payments to trade associations and 501(c)(4)s.

In order to fully evaluate the risk posed by political use of corporate assets, NIKE’s Board and shareholders need comprehensive disclosure that includes payments to trade associations and other tax exempt organizations. Doing so would bring NIKE in line with its northwest peers: Boeing, Microsoft, Nordstrom, Starbucks, and the former WaMu.

The Company’s Statement in Opposition to Proposal 4

The Board of Directors recommends that shareholders vote AGAINST this shareholder proposal because:

•	Our current policies and public disclosures already address many of the items requested by the proposal;

•	In the Board’s judgment, more disclosure than we already provide would not be in the best interests of shareholders; and

•	In 2012, 2013, and 2015, virtually identical proposals were rejected by approximately 78%, 82%, and 73%, respectively, of shares voted.

Frankly, we agree with our shareholders.

NIKE, INC.•2016 Notice of Annual Meeting 40

PROPOSAL 4

NIKE has strong governance practices and accountability in corporate spending on political activities, and we have a level of transparency that we believe allows shareholders to have the information they need to make informed decisions. The Proposal is unnecessary to achieve these objectives, and the proponent offers no new compelling evidence or arguments in support of the proposal.

NIKE’s Political Contributions Policy (the “Policy”) is designed to give shareholders confidence that there is proper oversight of political activity, and to allow shareholders to assess any risks associated with significant contributions. All of our political contributions and expenditures are made in accordance with the Policy and our objective is to strictly comply with all public reporting laws. Our Policy ensures that political contributions, trade group memberships, and policy statements are made in a manner consistent with NIKE’s core values to protect or enhance shareholder value, without regard to the private political preferences of our corporate officers. Our Policy describes the policies and procedures for making corporate political contributions, how they are approved, who must approve them, and how they are reported to the Board’s independent Nominating and Corporate Governance Committee. We disclose our Policy on our website at http://investors.nike.com/investors/corporate-governance.

Consistent with our Policy, we also annually disclose on our website all direct political contributions to any candidate, political party, or ballot initiative in any year that exceeds $100,000, and all political contributions in any U.S. state where we make more than 50% of our political contributions in any year. We believe these disclosures provide shareholders meaningful information to assess any risks posed by significant political contributions. Our disclosures are simple, accurate, and clear. And we have posted them for every year starting with 2012.

Our Policy also requires that management annually report to the Board’s independent Nominating and Corporate Governance Committee on compliance with our Policy, and to review the strategic priorities for political contributions and trade association affiliations, to ensure they align with the long-term business objectives of the Company.

The additional disclosure requested in this proposal could place NIKE at a competitive disadvantage by revealing strategies and priorities designed to protect the economic future of NIKE, its employees, and shareholders. Because parties with interests adverse to NIKE also participate in the political process to their business advantage, any unilateral expanded disclosure could benefit them, while harming the interests of NIKE and its shareholders.

In summary, the Board of Directors believes the proposal is unnecessary because NIKE has for years followed a comprehensive policy for oversight and disclosure of political contributions. The proposal would create unnecessary administrative costs, as well as expose NIKE to competitive harm, without commensurate benefit to our shareholders. Our shareholders have understandably rejected this proposal three times before.

Board Recommendation

The Board of Directors recommends a vote AGAINST the shareholder proposal.

NIKE, INC.•2016 Notice of Annual Meeting 41

PROPOSAL 5

Proposal 5	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has sole authority to retain, with shareholder ratification, the Company’s independent registered public accounting firm. The Audit Committee directly oversees the firm’s work with respect to the annual audit of the Company’s consolidated financial statements and internal control over financial reporting and approves all audit engagement fees and terms. At least annually, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence, including a review and evaluation of its lead partner. The Audit Committee is also involved in the selection of the new lead engagement partner following mandated rotation of the firm’s lead partner, and is responsible for considering the benefits of rotation of the Company’s independent registered public accounting firm.

The Audit Committee has appointed PricewaterhouseCoopers LLP to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending May 31, 2017 and to render other professional services as required.
PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for many years. The Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP as the independent registered public accounting firm is in the best interests of the Company and its shareholders.
Accordingly, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification. If the appointment is not ratified by our shareholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services incurred in the most recent two fiscal years, were as follows:

Type of Service	2016		2015
Audit Fees (1)	$21.9	million	$20.5	million
Audit-Related Fees (2)	—	million	0.1	million
Tax Fees (3)	1.5	million	1.9	million
All Other Fees (4)	0.1	million	0.1	million
Total	$23.5	million	$22.6	million

(1)
Comprises the audits of the Company’s annual financial statements and internal controls over financial reporting and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services and consents to SEC filings.

(2)	Comprises employee benefit plan audits and consultations regarding financial accounting and reporting.

(3)
Comprises services for tax compliance, tax planning and tax advice. Tax compliance includes services for compliance related tax advice, as well as the preparation and review of both original and amended tax returns for the Company and its consolidated subsidiaries. Tax compliance related fees represented $0.7 million and $1.0 million of the tax fees for fiscal 2016 and 2015, respectively. The remaining tax fees primarily include tax advice.

(4)	Comprises other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2016, all such services performed by, and fees paid to, PricewaterhouseCoopers LLP were approved in advance. During fiscal 2015, fees totaling $29,900, or less than 0.2% of total fees, were paid to PricewaterhouseCoopers LLP for three engagements that were not pre-approved. All such services were approved by the Audit Committee promptly after their inadvertent omission from pre-approval was noticed. During fiscal 2015 all other services performed by, and fees paid to, PricewaterhouseCoopers LLP were approved in advance.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2017.

Report of the Audit Committee

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•
Discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Statement on Auditing Standards No. 16 Communications with Audit Committees.

NIKE, INC.•2016 Notice of Annual Meeting 42

PROPOSAL 5

•
Received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

•
Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

•	Alan B. Graf, Jr., Chairman

•	John G. Connors

•	John J. Donahoe

•	Michelle A. Peluso

NIKE, INC.•2016 Notice of Annual Meeting 43

OTHER MATTERS / SHAREHOLDER PROPOSALS

Other Matters
As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

Shareholder Proposals

A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2017 annual meeting of shareholders must be received by John F. Coburn III, Vice President and Corporate Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 6, 2017 to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, which for the 2017 annual meeting of shareholders is July 20, 2017, and that notice must meet certain other requirements described in the bylaws.
For the Board of Directors,
John F. Coburn III
Vice President and Corporate Secretary

NIKE, INC.•2016 Notice of Annual Meeting 44

ANNUAL
MEETING
AND
PROXY STATEMENT
September 22, 2016
Beaverton, Oregon

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or online following the instructions on the proxy.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED IN THE TITLE BAR BELOW.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 22, 2016.
Vote by Internet
• Go to www.investorvote.com
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, a vote FOR Proposals 2, 3 and 5, and a vote AGAINST Proposal 4.

1.	Class A director nominees: To elect a Board of Directors for the ensuing year.									»
		For	Withhold		For	Withhold		For	Withhold
	01 - Elizabeth J. Comstock	☐	☐	02 - John G. Connors	☐	☐	03 - Timothy D. Cook	☐	☐
	04 - John J. Donahoe II	☐	☐	05 - Travis A. Knight	☐	☐	06 - John C. Lechleiter	☐	☐
	07 - Mark G. Parker	☐	☐	08 - Johnathan A. Rodgers	☐	☐	09 - John R. Thompson, Jr.	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve executive compensation by an advisory vote.	☐	☐	☐	3.	To approve an amendment to the NIKE, Inc. Employee Stock Purchase Plan to increase authorized shares.	☐	☐	☐
4.	Shareholder proposal regarding political contributions disclosure.	☐	☐	☐	5.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
6.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Meeting Information
2016 Annual Meeting of Shareholders
for Shareholders as of July 22, 2016
September 22, 2016
10:00 A.M. PDT
Meeting Location:
Tiger Woods Conference Center
One Bowerman Drive
Beaverton, OR 97005
Meeting Directions:

From I-5 South of Portland:	I-5 North to 217 North. Follow to Hwy 26 West.
From I-5 North of Portland:	I-5 South to I-405 South. Follow to Hwy 26 West.
From I-84 East of Portland:	I-84 West to I-5 South to I-405 North. Follow to Hwy 26 West.

Exit Hwy 26 at Murray Blvd, turn left and drive one mile. Turn right on SW Jenkins Road, right on SW Jay Street, and then take the second right on SW Burlington Drive into Lot 3 (1343 SW Burlington Drive). Due to construction on the NIKE campus, a shuttle will be provided to the Tiger Woods Conference Center. Shareholders should allow an extra 20 minutes for the shuttle service. Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE property.

Ç IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ç

NIKE, INC.

CLASS A COMMON STOCK PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2016 MEETING OF SHAREHOLDERS
SEPTEMBER 22, 2016
The undersigned hereby appoints Mark G. Parker, Travis A. Knight and John C. Lechleiter, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 22, 2016, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2, 3, AND 5, AND AGAINST PROPOSAL 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED IN THE TITLE BAR BELOW.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 22, 2016.
Vote by Internet
• Go to www.investorvote.com
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, a vote FOR Proposals 2, 3 and 5, and a vote AGAINST Proposal 4.

1.	Class B director nominees: To elect a Board of Directors for the ensuing year.									»
		For	Withhold		For	Withhold		For	Withhold
	01 - Alan B. Graf, Jr.	☐	☐	02 - Michelle A. Peluso	☐	☐	03 - Phyllis M. Wise	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve executive compensation by an advisory vote.	☐	☐	☐	3.	To approve an amendment to the NIKE, Inc. Employee Stock Purchase Plan to increase authorized shares.	☐	☐	☐
4.	Shareholder proposal regarding political contributions disclosure.	☐	☐	☐	5.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
6.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Meeting Information
2016 Annual Meeting of Shareholders
for Shareholders as of July 22, 2016
September 22, 2016
10:00 A.M. PDT
Meeting Location:
Tiger Woods Conference Center
One Bowerman Drive
Beaverton, OR 97005
Meeting Directions:

From I-5 South of Portland:	I-5 North to 217 North. Follow to Hwy 26 West.
From I-5 North of Portland:	I-5 South to I-405 South. Follow to Hwy 26 West.
From I-84 East of Portland:	I-84 West to I-5 South to I-405 North. Follow to Hwy 26 West.

Exit Hwy 26 at Murray Blvd, turn left and drive one mile. Turn right on SW Jenkins Road, right on SW Jay Street, and then take the second right on SW Burlington Drive into Lot 3 (1343 SW Burlington Drive). Due to construction on the NIKE campus, a shuttle will be provided to the Tiger Woods Conference Center. Shareholders should allow an extra 20 minutes for the shuttle service. Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE property.

Ç IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ç

NIKE, INC.

CLASS B COMMON STOCK PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2016 MEETING OF SHAREHOLDERS
SEPTEMBER 22, 2016
The undersigned hereby appoints Mark G. Parker, Travis A. Knight and John C. Lechleiter, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 22, 2016, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2, 3, AND 5, AND AGAINST PROPOSAL 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.